Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

Each of the Persons set forth on Exhibit A, as Vendors or Advisor

Kirk Moir, as Vendors’ Representative,

Locality Systems Inc., as the Company

Inpixon, as Parent

and

Inpixon Canada, Inc., as Purchaser

dated as of

May 21, 2019

*** Schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Inpixon hereby undertakes to furnish copies of such omitted materials supplementally upon request by the SEC.

- i -

TABLE OF CONTENTS

(Continued)

- ii -

TABLE OF CONTENTS

(Continued)

Exhibits

Exhibit A	Vendors
Exhibit B	Form of Key Employee Agreements
Exhibit C	Guaranty Agreement
Exhibit D	General Security Agreement
Exhibit E	Form of Release
Exhibit F	Information Statement
Exhibit G	Regulation S Certificate
Exhibit H	Advisor Termination Agreement
Exhibit I	Retirement Transition Agreement

- iii -

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of May 21, 2019, is entered into by and among the Persons set forth on Exhibit A hereto, (collectively, “Vendors”), Kirk Moir, in his capacity as Vendors’ Representative, Garibaldi Capital Advisors Ltd., a British Columbia corporation (the “Advisor”) solely for purposes of Section 2.5 and Article VII of this Agreement, Locality Systems Inc., a British Columbia corporation (the “Company”), Inpixon, a Nevada corporation (“Parent”), and Inpixon Canada, Inc., a British Columbia corporation and wholly-owned subsidiary of Parent (“Purchaser” and, together with Vendors, the Advisor, Vendors’ Representative, Parent, and the Company, collectively, the “Parties”).

Recitals

WHEREAS, Vendors are collectively the owners of record of all of the Shares in the authorized share structure of the Company; and

WHEREAS, Vendors desire to sell to Purchaser, and Purchaser desires to purchase from Vendors, the Shares, subject to the terms and conditions set forth herein; and

agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounts Receivable” means all trade and other receivables of the Company as of the Calculation Time, determined on a gross basis in accordance with GAAP consistently applied, excluding any Related Party Receivables.

“Action” means any claim, action, enforcement action, penalty notice, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, notice of assessment, notice or reassessment or investigation of any nature, civil, criminal, administrative, investigative, regulatory or otherwise, whether at law or in equity.

“Actual Working Capital” has the meaning set forth in Section 2.3(b).

“Advisor” has the meaning set forth in the preamble.

“Advisor Installment Fees” means the cash fees payable to the Advisor in connection with each payment of Installment Cash Consideration in accordance with the Advisor Termination Agreement and as set forth on the Estimated Closing Statement.

“Advisor Termination Agreement” means the termination agreement by and between the Company and the Advisor in the form attached attached hereto as Exhibit H.

“Affiliate” when used to indicate a relationship with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of that Person directly or indirectly, whether through ownership of securities, by trust, by contract or otherwise; and the term “controlled” has a corresponding meaning; provided that, in any event, any Person that owns directly, indirectly or beneficially 50% or more of the securities having voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership interests or other ownership interests of any other Person shall be deemed to control that Person.

“Aggregate Cash Consideration” has the meaning set forth in Section 2.2.

“Agreement” has the meaning set forth in the preamble.

“Articles” means the original or restated articles, notice of articles, articles of incorporation, articles of amendment, articles of continuance, articles of amalgamation, articles of arrangement, articles of reorganization, articles of dissolution, articles of revival, articles of constitution, letters patent, supplemental letters patent, a special act, memorandum and articles of association or any other instrument by which a corporation is incorporated.

“Assessment” has the meaning set forth in Section 6.9(c).

“Assets” means all of the assets, real and personal, tangible and intangible of the Company including (without limitation) all cash and cash equivalents.

“Balance Sheet” has the meaning set forth in the definition of “Financial Statements” in this Article I.

“Balance Sheet Date” has the meaning set forth in the definition of “Financial Statements” in this Article I.

“Basket” has the meaning set forth in Section 7.4(a).

“Benefit Plan” means all employee benefit plans, agreements, programs, policies, practices, material undertakings and arrangements (whether oral or written, formal or informal, funded or unfunded) maintained for, contributed to, available to or otherwise relating to any Employees, contractors, directors or officers or former Employees, contractors, directors or officers of the Company, or any of their respective spouses, dependents or survivors, or in respect of which the Company is a party to or bound by or is obligated to maintain or contribute or in any way liable (including continent liability), whether or not insured or whether or not subject to any Law, including bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance and termination pay, hospitalization, health and other medical benefits including medical or dental treatment or expenses, life and other insurance including accident insurance, vision, legal, long-term and short-term disability, salary continuation, vacation, supplemental unemployment benefits, education assistance, equity or equity-based compensation, change of control benefits, profit-sharing, mortgage assistance, employee loan, employee assistance and pension, retirement and supplemental retirement plans (including any defined benefit or defined contribution pension plan and any group registered retirement savings plan), and supplemental pension and the Equity Compensation Plan, excluding Statutory Benefit Plans.

“Books and Records” means: (a) all of the books of account, accounting records and other financial data and information of the Company, including copies of filed Tax Returns and Assessments for each of the financial years of the Company commencing after the Tax year ended seven years before the date of this Agreement; (b) the corporate records of the Company; (c) all sales and purchase records, lists of suppliers and customers, credit and pricing information, formulae, business, engineering and consulting reports and research and development information of, or relating to, the Company or the Business; and (d) all other books, documents, files, records, telephone call recordings, correspondence, data and information, financial or otherwise, relating to the Company, that are in the possession or under the control of the Company, Vendors or an Affiliate thereof, including all data and information stored electronically or on computer related media.

“Business” means the design, development and deployment of a comprehensive hardware and cloud-based software system for understanding visitor behavior by the Company.

“Business Day” means any day except Saturday, Sunday or any other day on which banks located in Vancouver, British Columbia are authorized or required by Law to be closed for business.

“Calculation Time” means 11:59 p.m. Vancouver, British Columbia time on the day immediately preceding the date hereof.

“CASL” means an Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada) and the regulations made thereunder.

“CEM” means a “commercial electronic message”, as defined in CASL.

“CFPOA” has the meaning set forth in Section 3.32(a)(ii).

“Closing” has the meaning set forth in Section 2.4.

“Closing Time” means 12:00 a.m. Eastern Standard Time on the date hereof or such other time on the date hereof as the Parties agree in writing that the Closing shall take place.

“Collective Agreement” means any collective agreement, letter of understanding, letter of intent or other written communication or Contract with any trade union, association or organization that may qualify as a trade union, contingent or otherwise, council of trade unions, employee bargaining agent or affiliated bargaining agent, which would cover any of the Employees or dependent contractors of the Company.

“Common Share” means a common share in the authorized share structure of the Company.

“Company” has the meaning set forth in the recitals.

“Company Disclosure Schedules” means the schedules attached to this Agreement delivered by the Company prior to the execution and delivery of this Agreement.

“Company IP” means all Intellectual Property that is owned or held for use by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company IP that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trade-marks, domain names, copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company IT Systems” means the Software, computer systems, servers, hardware, network equipment, databases, websites, and other information technology systems that are used to process, store, maintain and operate data, information, and functions used in connection with the Business of the Company, whether owned, leased or licensed by the Company.

“Company Software” means all Software owned exclusively by the Company that is material to the operation of the Business.

“Company’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of the Company, after reasonable due inquiry.

“Company Transaction Expenses” means (a) the out-of-pocket costs, fees and expenses incurred by the Company prior to Closing in connection with the transactions contemplated hereby, including, without limitation, for investment bankers, third party consultants and legal counsel, (b) all transaction-related bonuses, severance payments, change in control payments, termination payments or other similar amounts paid or payable by the Company as a result of the consummation of the transactions contemplated hereby, excluding the Option Retirement Payments, in each case as set forth on Section 2.4(c) of the Company Disclosure Schedules and (c) if applicable, the employer portion of payroll taxes attributable to (a) and (b) above.

“Confidentiality Agreement” has the meaning set forth in Section 6.3.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“CRTC” means the Canadian Radio-television and Telecommunications Commission.

“Data Subject” has the meaning set forth in the definition of “Personal Information” in this Article I.

“Direct Claim” has the meaning set forth in Section 7.5(c).

“Disposal” means any disposal by any means, including dumping, incineration, spraying, pumping, injecting, depositing or burying.

“Disputed Amounts” has the meaning set forth in Section 2.3(c)(iii).

“Dollars” or “$” means the lawful currency of Canada.

“EDGAR” means the online public database entitled Electronic Data Gathering, Analysis and Retrieval, maintained by the SEC.

“Employees” means those individuals employed by the Company on the date of this Agreement.

“Encumbrances” means any encumbrance or restriction of any kind or nature whatsoever and howsoever arising (whether registered or unregistered) and includes a security interest, mortgage, easement, adverse ownership interest, defect on title, condition, right of first refusal, right of first offer, right-of-way, encroachment, building or use restriction, lien, charge, conditional sale agreement, hypothec, pledge, deposit by way of security, hypothecation, assignment, charge, security interest of any nature, trust or deemed trust, voting trust or pooling agreement with respect to securities, any prior or adverse claim, grant of any exclusive license or sole license, or any other right, option or claim of others of any kind whatsoever, and includes any agreement to give any of the foregoing in the future, any subsequent sale or other title retention agreement or lease in the nature thereof, or any matter capable of registration against the Company, the Shares or the Assets.

“Environment” means the air, surface water, ground water, body of water, any land (including surface land and sub-surface strata), soil or underground space, all living organisms and the interacting natural systems that include components of the air, land, water and inorganic matters and living organisms, and the environment or natural environment as defined in any Environmental Law, and “Environmental” shall have a corresponding meaning.

“Environmental Law” means any all Laws relating to the protection of the Environment including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, Release or Disposal of any Hazardous Substance, or any title or Contract that creates any of the foregoing.

“Environmental Notice” means any written directive, investigation, proceeding, letter or other written communication from any Governmental Authority relating to non-compliance or potential non-compliance with or breach of or potential breach of any Environmental Law or Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made by any Governmental Authority under any Environmental Law.

“Equity Compensation Plan” means the Company’s Founders’ Stock Option Plan, adopted as of February 28, 2013.

“Equity Compensation Plan Liability” means any payment owed to, or entitlement of, an Employee, or Liability, relating to or resulting from any Equity Compensation Plan, whether arising before or after the Closing Time other than any Liability arising because of terms and conditions of employment of Employees after Closing, except those Liabilities relating to terms and conditions of employment of Employees that Purchaser was unaware of as a result of a breach by the Company or any Vendor of any of its representations and warranties in this Agreement (without reference to any survival period otherwise provided for in this Agreement).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a)(i).

“Estimated Working Capital” has the meaning set forth in Section 2.3(a)(i).

“Estimated Working Capital Adjustment” has the meaning set forth in Section 2.2(a).

“Export Approvals” has the meaning set forth in Section 3.34.

“FACFOA” has the meaning set forth in Section 3.32(a)(ii).

“FCPA” has the meaning set forth in Section 3.32(a)(ii).

“Federal Securities Laws” has the meaning set forth in Section 6.11.

“Financial Statements” means collectively the unaudited financial statements of the Company for the fiscal years ended December 31, 2017 and 2018, (the most recent of which is herein the “Balance Sheet Date”) each consisting of a balance sheet (the most recent of which is herein the “Balance Sheet”), statement of earnings (loss) and retained earnings, statement of cash flows and the related notes thereto.

“FLA” has the meaning set forth in Section 4.6.

“Fundamental Representations” shall mean the representations and warranties in Section 3.2 (Capitalization), Section 3.12 (Intellectual Property), Section 3.24 (Employment Matters), Section 3.25 (Taxes), Section 3.30 (Brokers), Section 3.34 (Privacy), Section 4.1 (Status and Authorization of Vendor), Section 4.2 (No Conflicts; Consents); Section 4.3 (Brokers), Section 4.5 (Residency), Section 4.7 (No Other Agreement to Purchase), Section 5.1 (Purchaser’s Corporate Status and Authorization) and Section 5.3 (Brokers).

“GAAP” means generally accepted accounting principles as set forth in the CPA Canada Handbook for an entity that prepares its Financial Statements in accordance with Accounting Standards for Private Enterprises (ASPE), at the relevant time, applied on a consistent basis.

“General Security Agreement” has the meaning set forth in Section 2.2(g)(ii).

“Government Bid” means any bid, proposal or offer made by the Company prior to the date hereof which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract, prime Contract, subcontract, joint venture, basic ordering agreement, blanket purchase agreement, pricing agreement, letter Contract or other similar arrangement of any kind (including all amendments and other modifications thereto), between any Company, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor (or lower tier subcontractor) (including subcontractors to the Company) with respect to any Contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means: (a) any court, tribunal, judicial body or arbitral body or arbitrator; (b) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, Governmental Authority, governmental bureau, governmental department, governmental tribunal or governmental commission of any kind whatsoever; (c) any subdivision or authority of any of the foregoing; (d) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing; (e) any stock or securities exchange; and (f) any public utility authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, decision, sanction or ruling entered by or with any Governmental Authority.

“Guaranty Agreement” has the meaning set forth in Section 2.2(g)(i).

“Hazardous Substance” means, collectively, petroleum, any petroleum product, any radioactive material (including radon gas), explosive or flammable materials, asbestos in any form, urea-formaldehyde foam insulation, and polychlorinated biphenyls, any pollutant, contaminant, waste, hazardous substance, hazardous material, hazardous waste, toxic substance, dangerous substance, dangerous good, restricted hazardous waste, toxic substance or a source of contamination, as defined or identified in any Environmental Law.

“HST/GST” means all Taxes levied under Part IX of the Excise Tax Act (Canada).

“ICA” means the Investment Canada Act.

“Indebtedness” of any Person means, without duplication, any of the following: (a) all obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets; (b) all Liabilities secured by any Encumbrance upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Liabilities; (c) all Liabilities created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of Vendor, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property; (d) all capitalized lease obligations; (e) all Liabilities with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (f) all guaranties, surety or indemnity obligations by such Person; (g) all Liabilities of such Person in regard to guaranties or sureties by others of such Person’s Liabilities, regardless of whether by payment or performance, or whether such guaranties are in the form of letters of credit, deposits, bonds, insurance or other forms of security, indemnity, surety or guaranty; (h) all Liabilities for underfunded employee pension benefit plans and similar obligations; (i) unpaid income Taxes of the Company for any taxable period (or portion of any taxable period) ending on or prior to the date hereof to the extent accrued by the Company on the Financial Statements as adjusted consistent with past practice to reflect the passage of time through and including the date hereof; and (j) all Liabilities for accrued but unpaid interest and unpaid prepayment penalties or premiums, expenses or other amounts that are payable in connection with retirement or prepayment in respect of any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 7.5.

“Indemnifying Party” has the meaning set forth in Section 7.5.

“Independent Accountant” means Davidson & Co. or, if Davidson & Co. is unable to serve, an impartial nationally recognized firm of independent chartered professional accountants, to be appointed by Purchaser and Vendors’ Representative by mutual agreement.

“Independent Contractor” means: (a) any person who is not, or was not (with respect to former Independent Contractors), an Employee, officer or director of the Company, or any such person’s personal services company, and which individual or personal services company receives or received remuneration from the Company under a Contract for services; and (b) any person who, on the date of this Agreement, is, and is treated and classified properly as, an Employee, officer or director an Employee, officer or director of the Company, but who in the past was an person who was not an Employee, officer or director of the Company or any such individual’s personal services company, and which individual or personal services company received remuneration from the Company under a Contract for services.

“Independent Contractor Agreement” means the agreement between the Purchaser and each of the Retained Independent Contractors, in such form as the Purchaser and the Retained Independent Contractors shall agree.

“Information Statement” means that information statement provided to the Vendors attached hereto as Exhibit F.

“Installment Cash Allocation” means the percentage allocation set forth on Exhibit A.

“Initial Cash Consideration” has the meaning set forth in Section 2.2(a).

“Installment Cash Consideration” has the meaning set forth in Section 2.2.

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, under the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trade-marks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) all business names, corporate names, telephone numbers and other communication addresses owned or used by the Company; (c) internet domain names, whether or not trade-marks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter®, Facebook® and other social media companies and the content found thereon and related thereto, and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer and moral rights, and all registrations, applications for registration and renewals of such copyrights; (e) all industrial designs and applications for registration of industrial designs and industrial design rights, design patents and industrial design registrations owned or used by the Company; (f) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (g) patents (including all patent registrations, reissues, divisional applications or analogous rights, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications and other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventor’s certificates and patent utility models); (h) Software; (i) integrated circuit topographies and mask works; and (j) the right to collect damages for past infringement of any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in the definition of “Interim Financial Statements” in this Article I.

“Interim Balance Sheet Date” has the meaning set forth in the definition of “Interim Financial Statements” in this Article I.

“Interim Financial Statements” means the unaudited interim financial statements of the Company for the three-month period ended March 31, 2019 (the “Interim Balance Sheet Date”), consisting of a balance sheet (the “Interim Balance Sheet”), statement of earnings (loss) and retained earnings and statement of cash flows.

“International Trade Laws and Regulations” means all applicable Law concerning the import, export, or re-export of Products, Software, services, or technology, transactions involving foreign Persons, and transactions in a country other than Canada, including the Export and Import Permits Act (Canada) and the Customs Act (Canada), and all other applicable import, export and economic sanctions Laws or regulations in the countries in which the Company conducts business.

“Inventory” means all inventories and other supplies and consumables (but excluding advertising and publicity materials of the Company) wherever located, and whether on consignment or not as at the Calculation Time, determined on a gross basis in accordance with GAAP consistently applied but excluding any obsolete or worn-out inventory or inventory that is no longer used.

“Key Employee Agreements” means the employee agreements by and between the Purchaser and each of the Key Employees, a form of which is attached hereto as Exhibit B.

“Key Employees” means Kirk Moir and James Francis Hallett.

“Key Vendors” means Kirk Moir, Eddie Ho and James Francis Hallett.

“Law” means any statute, law, ordinance, regulation, rule, instrument, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 3.11(a).

“Liabilities” has the meaning set forth in Section 3.8.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including legal fees, disbursements and charges and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, matter, circumstance, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the Business, results of operations, capital, prospects, condition (financial or otherwise) or Assets of the Company; or (b) the ability of any Vendor or the Company to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Material Customers” has the meaning set forth in Section 3.17(a).

“Material Suppliers” has the meaning set forth in Section 3.17(b).

“Nasdaq” means the Nasdaq Stock Market.

“Net Working Capital” means, at any date, (a) the current Assets of the Company (on a consolidated basis), minus (b) the current liabilities of the Company (on a consolidated basis), in each case, as determined in accordance with GAAP consistent with the Company’s past practice, in accordance with the calculations, principles, accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, judgments, assumptions, techniques, methodologies, and estimation methods (including as they relate to the nature of accounts, calculation of levels or reserves or levels of accruals) set forth on Section 1.1 of the Company Disclosure Schedules and without giving effect to the transactions contemplated hereby (the “Working Capital Principles”) and for greater certainty and without duplication including Pre-Closing Taxes; provided, however, that if Section 1.1 of the Company Disclosure Schedules is inconsistent with GAAP, this Agreement and/or Section 1.1 of the Company Disclosure Schedules, as applicable, shall control.

“OFAC” has the meaning set forth in Section 3.32(a)(iv).

“Open Source Software” means any Software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification, or distribution of Software subject to such license or agreement, that such Software or other Software linked with, called by, combined or distributed with such Software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Optionholder” means each holder of any Option or other right to acquire shares in the capital of the Company, including any Option granted under the Equity Compensation Plan.

“Options” mean the outstanding Options to purchase Common Shares of the Company issued under the Equity Compensation Plan.

“Option Retirement Payments” means cash payments of the Company to the Optionholders on a date prior to the date of this Agreement, in connection with the surrender and retirement of the Options, as further set forth on Section 3.8(d) and 3.8(e) of the Company Disclosure Schedules.

“Ordinary Course”, when used in relation to the conduct of the Business, means any conduct or transaction that constitutes an ordinary day-to-day business activity of the Company conducted in a manner consistent with the Company’s past practice.

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means shares of the common stock of Parent, par value $0.001 per share.

“Parent IP” means all Intellectual Property that is owned or held for use by the Parent.

“Parent IP Registrations” means all Parent IP that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trade-marks, domain names, copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Parent’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of the Parent, after reasonable due inquiry.

“Parent Share Entitlement” means with respect to each of the Vendor Indemnifying Parties, the number of Parent Shares to be issued to each Vendor Indemnifying Party as set forth opposite such Vendor Indemnifying Parties’ name on Exhibit A.

“Parent Stockholder Approval” means the approval by the Parent stockholders for the issuance of the Parent Shares as required by applicable Nasdaq listing rules.

“Parent Shares” has the meaning set forth in Section 2.2.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes, special assessments or other governmental charges not yet due and payable or delinquent and for which adequate reserves are being maintained and for which appropriate accruals have been established in the Financial Statements in accordance with GAAP; (b) statutory liens and deposits or pledges made in connection with, or to secure payment of, worker’s compensation, employment insurance, Canada Pension Plan and mandated under Law and for which appropriate accruals have been established in accordance with GAAP; (c) restrictions on the transfer of securities arising under Law or under the Articles; (d) the rights of counterparties under the Contracts; (e) undetermined or inchoate Encumbrances imposed or permitted by laws and incurred in the Ordinary Course and in the operation of the Real Property, such as builder’s liens, construction liens, materialmens’ liens and other liens, privileges or other charges of a similar nature that relate to obligations not due (or delinquent) and for which adequate reserves are being maintained; (f) any reservations or exceptions contained in or implied by statute in the original dispositions from the Crown and grants made by the Crown of any land or interest reserved therein; (g) security given in the Ordinary Course to a public utility or any municipality or governmental or public authority in connection with the operation of the Business or the Real Property; (h) all encroachments, overlaps, overhangs, unrecorded servitudes and easements, variations in area or measurement, rights of parties in possession, lack of access or any other matters not of record that would be disclosed by an accurate survey or physical inspection of the Real Property and that do not materially interfere with or affect the value or operation of the Business as currently carried on at such Real Property; (i) all Permits, servitudes and easements (including conservation easements and public trust easements, rights-of-way, road use agreements, covenants, conditions, restrictions, reservations, licenses, other surface agreements and other matters of record) and zoning by-laws and restrictions, ordinances and other restrictions as to the use of Real Property; provided that they are not of such a nature as to have a Material Adverse Effect on the value or use of the Real Property subject thereto or the operation of the Business as currently carried on at such Real Property; and (j) Encumbrances listed in Section 1.1 of the Company Disclosure Schedules.

“Person” means an individual, corporation, company, limited liability company, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any factual or subjective information, recorded or not, which is capable of identifying directly or indirectly an employee, Independent Contractor, contractor, agent, consultant, officer, director, executive, client, customer or supplier of the Company who is a natural person, or a natural person who is a shareholder of Vendor, or any other identifiable individual (each a “Data Subject”), including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual., and will include identifiers such as a names, identification numbers, location data, online identifiers or one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of an individual.

“Post-Closing Adjustment” has the meaning set forth in Section 2.3(b)(ii).

“Post-Closing Statement” has the meaning set forth in Section 2.3(b).

“Pre-Closing Benefit Liability” means any and all payments for which the Company is liable, which is attributable to entitlements owed to Employees or former Employees of the Company as of the Closing Time, or which such Employees or former Employees shall become entitled to after the Closing Time, resulting from any Benefit Plan or other agreements or arrangements made with the Company before the Closing Time, and all claims, payments and obligations owed under any Benefit Plan arising or relating to a period before the Closing Time, including any incurred but not yet paid amounts owed to any Employee or former Employee of the Company but excluding any Liability arising because of terms and conditions of employment of the Employees after Closing except those relating to terms and conditions of employment of Employees that Purchaser was unaware of as a result of a breach by the Company or any Vendor of any of their respective representations and warranties in this Agreement (without reference to any survival period provided for in this Agreement). For purposes of this definition, a benefit claim is deemed incurred: in the case of medical or dental benefits, when the services that are subject to the benefit claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; and in the case of workers’ compensation benefits, when the event giving rise to the benefits occurs; and in respect of a benefit claim recurring after the Closing Time, the Vendor is liable for that recurring benefit claim unless that recurring benefit claim does not constitute a “claim” under the Benefit Plans.

“Pre-Closing Tax Periods” means any Tax Period ending before the Closing, including for greater certainty any Tax Period ending as a result of the Closing.

“Pre-Closing Taxes” means, without duplication, (a) any and all Taxes of or imposed on any of the Company for any and all Pre-Closing Tax Periods, (b) any and all Taxes of an “affiliated group” (as defined in section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable Law) of which the Company (or any predecessor of the Company) is or was a member on or prior to the date hereof, including pursuant to Treasury Regulations section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law), (c) any and all Taxes of or imposed on the Company as a result of transferee, successor or similar liability (including bulk transfer or similar laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including the transactions contemplated hereby) occurring on or before the date hereof, (d) any and all Taxes required to be paid by Vendors in connection with the transactions contemplated hereby for any Pre-Closing Tax Periods, and (e) any and all amounts required to be paid by the Company pursuant to any Tax sharing agreement to which the Company was a party on the date hereof; provided, however, Pre-Closing Taxes shall not include any Taxes to the extent such Taxes are taken into account in Net Working Capital.

“Privacy Laws” means all laws relating to data protection and privacy which are from time to time applicable to the Company (or any part of its Business), including (without limitation): (a) all laws of Canada governing the collection, use, disclosure and retention of Personal Information including the Personal Information Protection and Electronic Documents Act (Canada) (PIPEDA); (b) the European Directive 95/46/EC and all applicable national laws, regulations and secondary legislation implementing the European Directive 95/46/EC including (without limitation) the Data Protection Act 1998; (c) the General Data Protection Regulation (EU) 2016/679 (GDPR) and all related national laws, regulations and secondary legislation including (without limitation) the UK Data Protection Act 2018; and (d) the European Directive 2002/58/EC and all other applicable national laws, regulations and secondary legislation implementing the European Directive 2002/58/EC including (without limitation) the UK Privacy and Electronic Communications Regulations 2003 (SI 2003/2426), in each case as amended, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing.

“Processor” has the meaning set forth in Section 3.34.

“Pro Rata Portion” means with respect to the Parent Share Entitlement, that certain ownership percentage of Parent Shares set forth opposite the Vendor Indemnifying Parties’ name on Exhibit A.

“Products” means all Intellectual Property covering products and/or services, including any Software or applications, that is exclusively licensed to, owned or purported to be owned, currently or previously researched, designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by the Company.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 7.2.

“QST” means all Taxes levied under An Act Respecting the Québec Sales Tax.

“Real Property” means rights, title, estate and interest, present or future, of the Company in and to the lands and premises described in Section 1.1 of the Company Disclosure Schedules, including all buildings, erections, structures, fixtures and improvements of any nature or kind now and hereafter situated thereon and all other appurtenances thereto.

“Related Party” has the meaning set forth in Section 3.26(b).

“Related Party Receivables” means any receivable owing to the Company by any Related Party.

“Related Person” has the meaning set forth in Section 3.26(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate of any Hazardous Substance into or through the Environment or as defined in any Environmental Law.

“Remedial Order” means any Governmental Order issued, filed or imposed under any Environmental Law and includes any Governmental Order requiring any remediation or clean-up of any Hazardous Substance, or requiring that any Release or Disposal be reduced or eliminated.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, lawyers, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.3(c)(ii).

“Retained Independent Contractors” means each of Dave Kell, Darryl Harms, Digital Synetics and Eric Cormier.

“Restricted Period” has the meaning set forth in Section 6.5(a).

“Restrictive Covenants” has the meaning set forth in Section 6.5(f).

“Retirement Transition Agreement” means that certain retirement transition agreement by and between the Company and Eddie Ho in form attached here to as Exhibit I.

“Review Period” has the meaning set forth in Section 2.3(c)(i).

“SBVC Act” means the Small Business Venture Capital Act (British Columbia) and the regulations thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed by the Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Parent was required by law or regulation to file such material).

“Secured Assets” means, collectively, the Company IP, the Company IT Systems and the Company Software, including any modifications, derivative works and goodwill arising from the use of the foregoing.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SEMA” has the meaning set forth in Section 3.32(a)(ii).

“Shares” means all of the issued and outstanding Common Shares.

“Software” means computer programs (including any and all software implementations of algorithms, models and methodologies), operating systems, applications, interfaces, applets, software scripts, macros, firmware, middleware, development tools, databases and compilations, (including any and all data and collections of data, whether machine readable or otherwise) and other codes, instructions or sets of instructions for computer hardware or software, including SQL and other query languages, hypertext markup language, wireless markup language, xml and other computer markup languages, in object, source code or other code format.

“Statement of Objections” has the meaning set forth in Section 2.3(c)(ii).

“Statutory Benefit Plans” means any statutory benefit plans with which the Company is required to participate in or contribute to, such as the Canada Pension Plan and plans administered under applicable provincial health tax, workers’ compensation, workplace health and safety and employment insurance legislation.

“Stockholder Meeting” has the meaning set forth in Section 6.11.

“Tax” or “Taxes” means all taxes, surtaxes, duties, levies, imposts, fees, assessments, reassessments, withholdings, dues and other charges of any nature, imposed or collected by any Governmental Authority, whether disputed or not, including federal, provincial, territorial, state, municipal and local, foreign and other income, franchise, capital, real property, personal property, withholding, payroll, health, transfer, value added, alternative, or add on minimum tax including HST/GST, sales, use, unclaimed property, consumption, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, education, business, school, local improvement, development and occupation taxes, duties, levies, imposts, fees, assessments and withholdings and Canada Pension Plan contributions, employment insurance premiums and all other taxes and similar governmental charges, levies or assessments of any kind whatsoever imposed by any Governmental Authority including any installment payments, interest, penalties, fines repayments or other additions associated therewith, whether or not disputed, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Act” means the Income Tax Act (Canada).

“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or Tax is required to be paid.

“Tax Return” means all reports, returns, information returns, claims for refunds, elections, designations, estimates, reports and other documents, including any schedule or attachments thereto, filed or required to be filed or supplied to any Governmental Authority in respect of Taxes and including any amendment thereof or attachment thereto.

“Teaming Agreement” means each teaming agreement or teaming arrangement (including all amendments and modifications thereto) to which the Company is a party (i) with respect to which the applicable term has not yet expired, (ii) which has continuing obligations or has not been terminated pursuant to its terms, or (iii) which has not been superseded by the award of the Contract for which the teaming agreement was entered into.

“Territory” means Canada and the United States.

“Third Party Claim” has the meaning set forth in Section 7.5(a).

“Transaction Documents” means this Agreement, the Company Disclosure Schedules, the Vendor Disclosure Schedules, the Key Employee Agreements, the Guaranty Agreement and the General Security Agreement, and such exhibits and other documents delivered pursuant to this Agreement.

“Undisputed Amounts” has the meaning set forth in Section 2.3(c)(iii).

“Vendor Accounts” has the meaning set forth in Section 2.4(c)(i).

“Vendor Disclosure Schedules” means the schedules attached to this Agreement delivered by the Company prior to the execution and delivery of this Agreement.

“Vendor Indemnifying Parties” has the meaning set forth in Section 7.2.

“Vendor Indemnitees” has the meaning set forth in Section 7.3.

“Vendor’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of a Vendor or, if such Vendor is an entity, of any of such Vendor’s directors, officers or similar Persons, after reasonable due inquiry.

“Vendors” has the meaning set forth in the preamble.

“Vendors’ Representative” has the meaning set forth in Section 2.5.

“Working Capital Principles” has the meaning set forth in the definition of “Net Working Capital” in this Article I.

“Working Capital Target” means CAD $144,924.00.

Article II

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Vendors shall sell to Purchaser, and Purchaser shall purchase from Vendors, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.2.

2.2 Aggregate Consideration

(a) The aggregate consideration for the Shares shall be an amount equal to (i) USD $1,500,000 (“Aggregate Cash Consideration”), (A) minus the amount by which the Estimated Working Capital as set forth on the Estimated Closing Statement is less than the Working Capital Target, or (B) plus the amount by which the Estimated Working Capital as set forth on the Estimated Closing Statement is greater than the Working Capital Target (as the case may be, the “Estimated Working Capital Adjustment”); plus (ii) 650,000 shares of Parent Common Stock (the “Parent Shares” and together with the Aggregate Cash Consideration, collectively, the “Purchase Price”).

(b) The Aggregate Cash Consideration, minus or plus (as the case may be) the Estimated Working Capital Adjustment to be applied against the Initial Cash Consideration, will be paid in installments as follows: (i) the initial installment representing $250,000, minus or plus (as the case may be) the Estimated Working Capital Adjustment (collectively, “Initial Cash Consideration”) shall be paid at the Closing in accordance with Section 2.4(c)(i) and 2.4(c)(ii) below; (ii) three additional installments each equal to $250,000, subject to Section 2.3(b)(iii)(A) below, shall be paid every six months following the Closing; and (iii) one final installment representing $500,000 payable on the second anniversary of the Closing, in each case minus the applicable Advisor Installment Fees (collectively, (ii) and (iii) the “Installment Cash Consideration”).

(c) Parent shall issue the Parent Shares to Vendors and Advisor in accordance with the Parent Share Entitlement set forth on Exhibit A hereto no later than (i) three (3) Business Days after the Closing, or (ii) if receipt of Parent Stockholder Approval is required by applicable Nasdaq listing rules, not greater than 60 days after the Closing, and Parent shall use commercially reasonable efforts to obtain such approval as soon as practicable.

(d) Purchaser shall have the right to offset any Loss finally determined pursuant to the procedures and subject to the limitations set forth in Article VII to be owed to Purchaser Indemnitees, subject to the limitations contained in Article VII, first against any Installment Cash Consideration that has not been paid pursuant to Section 2.2(b) and second against the Vendor Indemnifying Parties on a several basis, and not joint and several, in accordance with the Pro Rata Portion.

(e) Purchaser and Parent agree that Parent will make a capital contribution to Purchaser in an amount equal to the fair market value of the Parent Shares at the time the Parent Shares are issued (the “Capital Contribution”) and Parent will pay the Capital Contribution by issuing the Parent Shares to the Vendors. Purchaser will add an amount equal to the Capital Contribution to its capital in respect of the common shares in the authorized share structure of Purchaser.

(f) The Parent and the Company intend that the Parent Shares will be issued in a transaction exempt from registration under the Securities Act, by reason of section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC thereunder, Regulation S promulgated by the SEC and/or Rule 701 of the Securities Act, and that all recipients of such shares of Parent Common Stock either (i) shall be “accredited investors” or not “U.S. Persons” as such terms are defined in Regulation D and Regulation S, respectively, or (ii) within the meaning of Rule 701 of the Securities Act, were employees or directors of the Company, its parent or its majority-owned subsidiaries or consultants who were natural persons and who provided bona fide services to the Company, its parent or its majority-owned subsidiaries (provided that such services were not in connection with the offer or sale of securities in a capital raising transaction and did not directly or indirectly promote or maintain a market for the Company’s securities), and, in each case, the Parent Shares will be “restricted securities” within the meaning of the Federal Securities Laws and may not be offered, sold, pledged, assigned or otherwise transferred unless (A) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (B) an exemption from such registration exists and either the Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to the Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws, or the holder complies with the requirements of Regulation S, if applicable; and the certificates representing such Parent Shares will bear an appropriate legend and restriction on the books of the Parent’s transfer agent to that effect.

(g) The unpaid portion of the Aggregate Cash Consideration shall be secured by:

(i) a guarantee of the Parent in the form of the guaranty agreement attached hereto as Exhibit C (the “Guaranty Agreement”); and

(ii) a General Security Agreement over the Secured Assets in the form attached hereto as Exhibit D (the “General Security Agreement”).

2.3 Purchase Price Adjustments

(a) Estimated Closing Statement.

(i) At least two (2) days before the Closing, Company shall have prepared and delivered to Purchaser: (A) a statement (the “Estimated Closing Statement”) setting forth its good faith estimate of the Net Working Capital, calculated on the basis of: (A) the amount of current Assets of the Company (other than cash and cash equivalents) and current liabilities of the Company as of March 31, 2019, and (ii) the amount of cash and cash equivalents of the Company as of the date immediately prior to the date of this Agreement (the “Estimated Working Capital”) and its calculation of the Estimated Working Capital Adjustment derived therefrom, together with all backup and supporting materials reasonably requested by Purchaser relating to such estimate; and (B) a certificate of the Chief Financial Officer of the Company that the Estimated Closing Statement was prepared in accordance with this Agreement, including the Working Capital Principles.

(ii) Purchaser may have, but was not required, to provide comments on the Estimated Closing Statement no less than two (2) Business Days prior to Closing, in which case the final Estimated Closing Statement shall be subject to Purchaser’s approval, which shall not be unreasonably withheld or delayed.

(b) Post-Closing Adjustment.

(i) Within 90 days after the date hereof, Purchaser shall prepare and deliver to Vendors’ Representative (A) a written statement (the “Post-Closing Statement”) setting forth in reasonable detail Purchaser’s calculation, in each case as of the date hereof, of the actual Net Working Capital (the “Actual Working Capital”), together with appropriate supporting schedules, calculations and documentation; and (B) a certificate of the Chief Financial Officer or equivalent officer of Purchaser that the Post-Closing Statement was prepared in accordance with this Agreement, including the Working Capital Principles.

(ii) The Post-Closing Adjustment (the “Post-Closing Adjustment”) shall be an amount equal to the Actual Working Capital, as finally determined subject to Section 2.3(c) minus the Estimated Working Capital as set forth in the Estimated Closing Statement.

(iii) The Post-Closing Adjustment (if any) shall be payable as follows:

(A) If the Post-Closing Adjustment is a negative number, such Post-Closing Adjustment shall be setoff, withheld and retained against and from the Installment Cash Consideration that has not been paid pursuant to Section 2.2(b).

(B) If the Post-Closing Adjustment is a positive number, Purchaser shall pay to the Vendor Accounts an amount equal to the Post-Closing Adjustment (after payment of any fees or other expenses therefrom in accordance with this Section 2.3) which shall be distributed to Vendors, according to their respective Installment Cash Allocations in accordance with Section 2.3(c)(v).

(c) Examination and Review.

(i) Examination. After receipt of the Post-Closing Statement, Vendors’ Representative shall have 30 days (the “Review Period”) to review the Post-Closing Statement. During the Review Period, Vendors’ Representative and its advisors shall have the right, upon reasonable notice to Purchaser, to reasonable access to the Books and Records, appropriate staff members and such other information as the Vendors’ Representative shall reasonably request in order to review the Post-Closing Statement; provided that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Company.

(ii) Objection. On or before the last day of the Review Period, Vendors’ Representative may object to the Post-Closing Statement by delivering to Purchaser a written statement setting forth Vendors’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Vendors’ Representative’s disagreement therewith (the “Statement of Objections”). If Vendors’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Post-Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Post-Closing Statement shall be deemed to have been accepted by Vendors. If Vendors’ Representative delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Vendors’ Representative shall negotiate to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Post-Closing Statement with such changes as may have been previously agreed in writing by Purchaser and Vendors’ Representative, shall be final and binding.

(iii) Resolution of Disputes; Determination by Independent Accountant. If Vendors’ Representative and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution by the Vendors’ Representative and Purchaser to the Independent Accountant and the Vendors’ Representative and Purchaser shall direct the Independent Accountant to resolve any such remaining dispute, as promptly as practicable (but in any case no later than 45 days from the date of its engagement), solely by determining whether the disputed items or amounts are more accurately reflected in either the Estimated Closing Statement or the Post-Closing Statement. For the avoidance of doubt, the Independent Accountant may not impose any new calculation of such items or amounts in dispute on the Vendors’ Representative or Purchaser. Such resolution shall be final and binding upon the Vendors’ Representative and Purchaser absent manifest error, shall be deemed final and binding on Purchaser and the Vendors’ Representative, and neither Purchaser nor the Vendors’ Representative shall seek further recourse to courts or other tribunals, other than to enforce such resolution.

(iv) Fees of the Independent Accountant. The Independent Accountant shall determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of the Vendors’ Representative’s position, sixty percent (60%) of the costs of its review would be borne by Purchaser and forty percent (40%) of the costs would be borne by Vendors.

(v) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within ten (10) Business Days of acceptance of the applicable Post-Closing Statement, or (y) if there are Disputed Amounts, then within ten (10) Business Days of the resolution described in Section 2.3(c)(iii); and (B) be paid by wire transfer of immediately available funds to such account as is directed by Purchaser or to the Vendor Accounts, as the case may be, in accordance with Section 2.3(b)(iii).

(d) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.3 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

2.4 Closing

(a) Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby (the “Closing”) shall take place remotely via the exchange of scanned or facsimile documents and executed signature pages, on the date hereof.

(b) At the Closing, Vendors’ Representative shall deliver, or cause to be delivered, to Purchaser:

(i) true and complete copies of the Transaction Documents (other than this Agreement), duly executed by the Company, the Vendors’ Representative and each of the Vendors, as applicable;

(ii) a Key Employee Agreement duly executed by each Key Employee;

(iii) [intentionally deleted];

(iv) all approvals, consents and waivers that are listed in Section 3.5 of the Company Disclosure Schedules and Section 4.2 of the Vendor Disclosure Schedules, and executed counterparts thereof, in each case in form and substance reasonably satisfactory to Purchaser;

(v) a certificate of a director of the Company certifying that the representations and warranties of the Company contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto are true and correct in all respects on and as of the date hereof (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(vi) a certificate of the Vendors’ Representative certifying that (A) the representations and warranties of each Vendor contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto are true and correct in all respects on and as of the date hereof (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), and (B) each Vendor has duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them before or on the date hereof; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, each Vendor has performed such agreements, covenants and conditions, as so qualified, in all respects;

(vii) a certificate of a director of the Company and each Vendor that is not an individual, certifying that attached thereto are true and complete copies of all resolutions adopted by the holders of Common Shares, voting as a class, and the board of directors of the Company or such Vendor, as applicable, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(viii) the securities register of the Common Shares;

(ix) option surrender and release agreements from each of the former Optionholders;

(x) a certificate of a director of the Company and each Vendor that is not an individual, certifying the names and signatures of the officers of the Company or such Vendor, as applicable, authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(xi) a copy of the constating documents and by-laws (or equivalent) of the Company and each Vendor that is not an individual;

(xii) evidence satisfactory to Purchaser of the termination of the Equity Compensation Plan;

(xiii) evidence of the release and discharge of all Encumbrances affecting any of the Assets, other than the Permitted Encumbrances;

(xiv) a certificate of good standing for the Company from the Registrar appointed under the Business Corporations Act (British Columbia);

(xv) a certificate signed by the Company stating that it is not a non-resident of Canada within the meaning of the Tax Act;

(xvi) all share certificates representing the Shares, duly endorsed in blank or accompanied by forms of share transfers or other instruments of transfer duly executed in blank;

(xvii) resignations of the directors and officers of the Company;

(xviii) a release in favor of the Company, Purchaser and Parent, in the form attached hereto as Exhibit E executed by each Vendor and each resigning director or officer of the Company each other Person listed in Section 6.2 of the Company Disclosure Schedules;

(xix) original central securities registers, minute books and corporate seals (if any) of the Company;

(xx) all other Books and Records;

(xxi) a Regulation S Certificate duly executed by each Vendor and the Advisor in the form attached hereto as Exhibit G; and

(xxii) such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement;

(xxiii) the Advisor Termination Agreement executed by the Company and Advisor; and

(xiv) the Retirement Transition Agreement executed by the Company and Eddie Ho.

(c) At the Closing, Purchaser shall deliver, or cause to be delivered, to Vendors’ Representative:

(i) an amount equal to the Initial Cash Consideration minus the Company Transaction Expenses, to be paid by wire transfer of immediately available funds to accounts designated in writing by Vendors’ Representative to Purchaser (the “Vendor Accounts”) as further set forth in Section 2.4(c)(i) of the Company Disclosure Schedules;

(ii) an amount equal to the Company Transaction Expenses, to be paid by wire transfer of immediately available funds to accounts designated in writing by Vendors’ Representative to Purchaser as further set forth in Section 2.4(c)(ii) of the Company Disclosure Schedules;

(iii) true and complete copies of the Transaction Documents (other than this Agreement), duly executed by Purchaser and Parent, as applicable;

(iv) a certificate of the Secretary (or equivalent officer) of Purchaser certifying that (A) the representations and warranties of Purchaser contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto are true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), and (B) Purchaser and Parent has duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them before or on the date hereof;

(v) a certificate of the Secretary of each of Purchaser and Parent certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser and Parent, respectively, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vi) a certificate of the Secretary (or equivalent officer) of each of Purchaser and Parent certifying the names and signatures of the officers of Purchaser and Parent, respectively, authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder; and

(vii) such other documents or instruments as Vendors’ Representative reasonably requests and as reasonably necessary to consummate the transactions contemplated by this Agreement.

2.5 Vendors’ Representative

(a) Appointment of Vendors’ Representative. Each of the Vendors and Advisor hereby irrevocably appoints and designates Kirk Moir (“Vendors’ Representative”) as the agent, proxy and attorney in fact for and on behalf of Vendors and Advisor and in Vendors’ and Advisor’s name, place and stead to give and receive notices and communications, to agree, to negotiate, enter into settlements and compromises of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Vendors’ Representative for the accomplishment of the foregoing. The execution and delivery of this Agreement by Vendors and Advisor shall constitute approval of the appointment of the Vendors’ Representative and all actions or inactions of the Vendors’ Representative pursuant to this Agreement or any Transaction Document and any action taken by the Vendors’ Representative pursuant to this Section 2.5 within the mandate described herein shall have the effect of binding each of the Vendors and Advisor. No bond shall be required of Vendors’ Representative, and Vendors’ Representative shall receive no compensation for its services. Without limiting the generality of the foregoing, each Vendor and Advisor hereby authorizes the Vendors’ Representative to direct the Purchaser that a portion of the Aggregate Cash Consideration to be received, prior to being deposited into the Vendor Accounts, be paid to certain third parties in respect of the Company Transaction Expenses in accordance with (i) Section 2.4(c)(ii), as to the Initial Cash Consideration, and (ii) the Advisor Installment Fees, as to the Installment Cash Consideration.

(b) Reliance. In order to administer efficiently the determination of certain matters under this Agreement, Advisor and each Vendor hereby agrees that Purchaser shall be entitled to:

(i) rely on the Vendors’ Representative as having full power, authority and discretion to make all decisions and take all actions relating to Advisor’s and Vendors’ respective rights, obligations and remedies under this Agreement including to receive and make payments, to receive and send notices, to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification on behalf of Vendors and Advisor and to defend against indemnification claims of Purchaser pursuant to Article VII hereof as expressly provided herein; and

(ii) deal only with the Vendors’ Representative in respect of all matters arising under this Agreement including to receive and make payments, to receive and send notices (including notices of termination), to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification against Vendors and Advisor or any one of them and to defend against indemnification claims of Vendors pursuant to Article VII hereof.

(c) Notices. Notices or communications to or from the Vendors’ Representative shall constitute notice to or from each of the Vendors in connection with this Agreement, any ancillary documents to which a Vendor is a party, and any instrument, agreement or document relating hereto or thereto.

(d) Decisions. A decision, act, consent or instruction of the Vendors’ Representative shall constitute a decision of all Vendors or Advisor, as applicable, or any one of them and shall be final, binding and conclusive upon each Vendor and Advisor, as applicable and no Vendor or Advisor has the right to object, dissent, protest or otherwise contest. All references in this Agreement to decisions and actions to be taken by Purchaser and directed to Vendors or Advisor or any one of them, as the case may be, shall be deemed directed to Vendors or Advisor, or any one of them, as the case may be, if such decisions or actions are directed by Purchaser to the Vendors’ Representative.

(e) Responsibility and Indemnity. In exercising or failing to exercise all or any of the powers conferred upon the Vendors’ Representative hereunder or thereunder, the Vendors’ Representative shall incur no responsibility whatsoever to any Vendor or Advisor by reason of any error in judgment or other act or omission performed or omitted hereunder or thereunder or any other agreement, instrument or document, excepting only the responsibility for any act or failure to act which represents gross negligence or willful misconduct. Each Vendor and Advisor agrees to indemnify and to hold and save harmless the Vendors’ Representative from and against any and all claims, demands, loss, damage, liability and expenses of any nature whatsoever (including reasonable legal fees) arising from or relating to any action or omission taken by the Vendors’ Representative in relation to the mandate set forth in this Section 2.5, save for any such loss, damage, liability or expenses attributable to the gross negligence or willful misconduct of the Vendors’ Representative.

(f) Purchaser. Purchaser is hereby relieved from any liability and responsibility to any Vendor or Advisor for any acts done by it in accordance with any decision, act, consent or instruction of the Vendors’ Representative. Purchaser shall be entitled to rely upon any notice provided to Purchaser by the Vendors’ Representative or action taken by the Vendors’ Representative acting within the scope of his authority. Notwithstanding the foregoing, no payment, notice, receipt or delivery of documents, exercise, enforcement or waiver of rights or conditions, indemnification claim or indemnification defense shall be ineffective by reason only of it having been made or given to or by one or more Vendors or Advisor directly, on notice to the Vendors’ Representative, if each of Purchaser and such Vendors or Advisor consent by virtue of not objecting to such dealings without the intermediary of the Vendors’ Representative.

(g) Restrictions on Parent Shares. Vendors acknowledge and agree as follows:

(i) the transfer of the Shares and the issuance of the Parent Shares, in exchange for the transfer of the Shares, will be made pursuant to section 2.16 (Take-over bid and issuer bid) of National Instrument 45-106 – Prospectus and Registration Exemptions, which constitute the exemption from the formal takeover bid and registration and prospectus (or equivalent) requirements of the Federal Securities Laws; and

(ii) Vendor is knowledgeable of, or has been independently advised as to, the Applicable Laws of that jurisdiction which apply to the sale of the Shares and the issuance of the Parent Shares and which may impose restrictions on the resale of such Parent Shares in that jurisdiction and it is the responsibility of Vendor to find out what those resale restrictions are, and to comply with them before selling the Parent Shares.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered section of the Company Disclosure Schedules, the Company represents and warrants that the statements contained in this Article III are true and correct as of the date hereof.

3.1 Corporate Status and Extra-Provincial Registration of the Company. The Company is a corporation incorporated and validly existing under the Laws of British Columbia and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution or the bankruptcy, insolvency, liquidation or winding up of the Company. The Company has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. The Company has the corporate power and capacity to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its Business as it has been and is currently conducted. Section 3.1 of the Company Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or registered to carry on business, and the Company is duly licensed or registered to carry on business and has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or registration necessary. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents have been duly authorized on or prior to the date hereof.

3.2 Capitalization

(a) The authorized share structure of the Company consists of an unlimited number of authorized Common Shares, of which 7,299,001 Common Shares are issued and outstanding (the “Common Shares”). The detailed capitalization structure of the Company is set forth in Section 3.2(a) of the Company Disclosure Schedules. The Shares constitute all issued and outstanding shares in the authorized share structure of the Company and constitute the Shares to be purchased by Purchaser subject to the terms and conditions of this Agreement. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all of the Shares, free and clear of all Encumbrances.

(b) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) As of the date hereof, the Company has no stock options outstanding, which represent all warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares in the capital of the Company or obligating the Company to issue or sell any shares of, or any other interest in, the Company. All of the securities referenced in this Section 3.2(c) have been duly issued and were not issued in violation of the pre-emptive rights of any Person or any Contract or Applicable Law by which the Company was bound as the time of the issuance. The Company does not have outstanding or has not authorized any share appreciation, phantom share, profit participation or similar rights. Other than this Agreement, there are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements or other shareholder agreements, proxies or other agreements or understandings to which the Company or Vendors are a party in effect with respect to the voting or transfer of any of the Shares. The Option Retirement Payments were made in accordance with the option surrender and release agreements delivered under Section 2.4(b)(ix).

3.3 No Subsidiaries. The Company does not own, of record or beneficially, or control any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other entity.

3.4 Solvency. The Company is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) nor has made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. The Company has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of the Company or any of the Assets and no execution or distress has been levied on any of the Assets, nor have proceedings been commenced in connection with any of the foregoing.

3.5 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party (as applicable), and the consummation of the transactions contemplated hereby and thereby, do not and shall not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles, by-laws, unanimous shareholder agreement or other constating documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth in Section 3.5 of the Company Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its Assets are subject (including any Material Contract) or any Permit affecting the Assets or Business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the ICA.

3.6 Financial Statements

(a) Complete copies of the Financial Statements and Interim Financial Statements are included in the Company Disclosure Schedules. Except as set forth in Section 3.6(a) of the Company Disclosure Schedules, the Financial Statements have been prepared by management in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which shall not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements).

(b) The Financial Statements: (i) are based on the Books and Records of the Company; and (ii) fairly, completely and accurately present in all material respects the Assets, Liabilities and financial position of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods covered thereby.

(c) The Company maintains a standard system of accounting established and administered in accordance with GAAP.

3.7 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (collectively, the “Liabilities”), except: (a) those that are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those that have been incurred in the Ordinary Course since the Balance Sheet Date and that are not, individually or in the aggregate, material in amount.

3.8 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.8 of the Company Disclosure Schedules, since the Balance Sheet Date, and other than in connection with the transactions contemplated by the Transaction Documents or in the Ordinary Course, there has not been any of the following, with respect to the Company:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Articles, by-laws, unanimous shareholder agreement or other constating documents of the Company;

(c) split, consolidation or reclassification of any shares in the Company;

(d) issuance, sale or other disposition of any shares in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares in the Company;

(e) declaration or payment of any dividends or distributions on or in respect of any shares in the Company or redemption, retraction, purchase or acquisition of its shares;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible accounts, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any Indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course;

(j) transfer, assignment, sale or other disposition of any of the Assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company IP or Company IP Agreements;

(l) material damage, destruction or loss (whether or not covered by insurance) to any of the Assets;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(o) any material capital expenditures;

(p) imposition of any Encumbrance upon any of the Shares or the Assets, tangible or intangible;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former Employees, officers, directors, Independent Contractors or consultants, other than as provided for in any written agreements or required by applicable Law; (ii) change in the terms of employment for any Employee or any termination of any Employees for which the aggregate costs and expenses exceed $50,000; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former Employee, officer, director, Independent Contractor or consultant;

(r) hiring or promoting any individual as or to (as the case may be) any officer or any senior management position;

(s) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former Employee, officer, director, Independent Contractor or consultant; (ii) Benefit Plan; or (iii) Collective Agreement, in each case, whether written or oral;

(t) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Related Parties;

(u) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v) adoption of any amalgamation, arrangement, reorganization, liquidation or dissolution or the commencement of any proceedings by the Company or its creditors seeking to adjudicate the Company as bankrupt or insolvent, making a proposal with respect to the Company under any Law relating to bankruptcy, insolvency, reorganization, arrangement or compromise of debts or similar laws, appointment of a trustee, receiver, receiver-manager, agent, custodian or similar official for the Company or for any substantial part of its Assets;

(w) purchase, lease or other acquisition of the right to own, use or lease any Assets for an amount in excess of $20,000, individually (in the case of a lease, per annum) or $75,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the Ordinary Course;

(x) acquisition by amalgamation or arrangement with, or by purchase of a substantial portion of the assets or shares of, or by any other manner, any business or any Person or any division thereof;

(y) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset or attribute of the Company; or

(z) any Contract or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.9 Material Contracts

(a) Section 3.9(a) of the Company Disclosure Schedules lists each of the following Contracts of the Company (collectively, with the Leases, the Government Contracts, the Government Bids, the Teaming Agreements and the Company IP Agreements, the “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $25,000 and that, in each case, cannot be cancelled by the Company without penalty or without more than 60 days’ notice;

(ii)  all Contracts that require the Company to purchase its total requirements of any Product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, Environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of shares or assets of any other Person or any Real Property (whether by amalgamation, sale or issue of shares, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with Independent Contractors or consultants (or similar arrangements) to which the Company is a party and that are not cancellable without material penalty or without more than 60 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including guarantees) of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party;

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) all shareholder agreements, pooling agreements, voting trusts or similar agreements with respect to the ownership or voting of any of the Shares or restriction of the power of the directors of the Company to manage, or supervise the management, of the Business and affairs of the Company;

(xii) all Contracts between or among (A) the Company and (B) any Affiliate of the Company (including any Vendor or Affiliate of any Vendor);

(xiii) all Collective Agreements to which the Company is a party;

(xiv) all Contracts with any Material Customer, specifying with respect to each such Contract, the period of performance, the service type, revenue and contract value; and

(xv) all Contracts with any Material Supplier.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser.

3.10 Real Property; Leases

(a) Section 3.10(a) of the Company Disclosure Schedules sets forth a complete list of (i) all leases, licenses, subleases and sublicenses for, or other Contracts relating to, Real Property, in effect on the date hereof, with respect to which the Company is a party or bound, together with all amendments and restatements, renewals, extensions, supplements or modifications thereto (collectively, the “Leases”); (ii) the details of each Lease, including the name of the landlord, the rental amount currently being paid, and the expiration of the term of such Lease; (iii) the municipal address of each parcel of leased Real Property; and (iv) the current use of such Real Property. No event has occurred or condition exists that with notice or lapse of time, or both, would constitute a material breach or default by the Company or any other party to the Leases, under any of the Leases. The Company has a valid leasehold interest in all Leases to which it is a Party or otherwise bound, sufficient to conduct the Business as currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances. There are no written or oral subleases, concessions or other Contracts granting to any Person (other than the Company) the right to use or occupy any leased Real Property and there are no outstanding options or rights of first refusal to purchase all or any part of the leased Real Property. The Company has provided true and complete copies of all Leases to Purchaser.

(b) The Company does not own nor has it ever owned any Real Property.

3.11 Title to Assets; Condition and Sufficiency of Assets

(a) The Company is the legal and beneficial owner of and has good and marketable title to all of its properties and Assets, including all properties and Assets acquired by the Company after the Interim Balance Sheet Date and all properties and Assets reflected in the Financial Statements, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other Assets of the Company, are sufficient for the continued conduct of the Business by the Company after the Closing in substantially the same manner as conducted before the Closing and constitute all of the rights, property and assets necessary to conduct the Business of the Company as currently conducted.

3.12 Intellectual Property

(a)  Section 3.12(a) of the Company Disclosure Schedules lists all: (i) Company IP Registrations; and (ii) Company IP, including Software, that are not registered but that are material to the Business or operations of the Company. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Purchaser with true and complete copies of assignments, file histories, documents, certificates, examiner’s reports, office actions, correspondence and other materials related to all Company IP Registrations.

(b) Section 3.12(b) of the Company Disclosure Schedules lists all Company IP Agreements. The Company has provided Purchaser with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c) The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, registered, owner of all right, title and interest in and to the Company IP, and have the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business or the Company’s current operations. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with each of its current and former Employees, and with every current and former Independent Contractor, whereby such Employees and Independent Contractors: (i) assign to the Company any ownership interest and right they may have in the Company IP; and (ii) acknowledge the Company’s exclusive ownership of all Company IP. The Company has provided Purchaser with true and complete copies of all such agreements, and Section 3.12(c) of the Company Disclosure Schedules sets forth each such current and former Employee and Independent Contractor who has entered into such agreements.

(d) The consummation of the transactions contemplated hereunder shall not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business or the operations of the Company as currently conducted.

(e) The Company’s rights in the Company IP are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f) To the Company’s Knowledge, the conduct of the Business as currently and formerly conducted, and the Products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and shall not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company IP.

(g) There are no Actions (including any oppositions, expungement proceedings, interferences or re-examinations) settled or to the Company’s Knowledge pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company IP or the Company’s rights with respect to any Company IP; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company IP. The Company is not subject to any outstanding or prospective Governmental Order (including any application or petition therefor) that does or would restrict or impair the use of any Company IP.

(h) Except as set forth in Section 3.12(h) of the Company Disclosure Schedules,

(i) the Company has no obligation to compensate any Person for the use of any Intellectual Property;

(ii) the Company has not entered into any agreement to indemnify any other Person against any claim of infringement or misappropriation of any Intellectual Property, except pursuant to this Agreement; and

(iii) there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (A) restrict the Company’s rights to use any Intellectual Property, (B) restrict the Business of the Company, in order to accommodate a third party’s Intellectual Property, or (C) permit third parties to use any Intellectual Property owned by or purported to be owned by or exclusively licensed to the Company.

(i) The Company has taken reasonable steps intended to protect and maintain the confidentiality of, and the rights of the Company in, the confidential information and trade secrets of the Company and there has been no disclosure of any of its material trade secrets or material confidential information to any third party (other than those contractually obligated to maintain such information as confidential pursuant to a written confidentiality agreement) that are intended to be maintained as confidential by the Company.

(j) (A) The Company has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any of the Products, and (B) except as set forth in Section 3.12(j) of the Company Disclosure Schedules, the Company has not provided or disclosed any source code of any Product to any person or entity.

(k) None of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code intended to cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer or other device on which such Company Software is stored, installed or used; or (ii) damaging or maliciously destroying any data or file without the user’s consent. None of the Company Software (A) constitutes or contains “spyware” (as such term is commonly understood in the software industry), (B) records a user’s actions without such user’s knowledge, or (C) employs a user’s Internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior.

(l) Except as set forth on Section 3.12(l) of the Company Disclosure Schedules none of the Products contain, incorporate, link or call to, are distributed with, or otherwise use any Open Source Software. The incorporation, linking, calling, distribution or other use in, by or with any such Product of any such Open Source Software, does not obligate the Company to disclose, make available, offer or deliver to any third party any portion of the source code of such Product or component thereof other than the applicable Open Source Software. The Company is in material compliance with all licenses to such Open Source Software.

3.13 Company IT Systems

(a) Section 3.13 of the Company Disclosure Schedules sets out a brief description of the Company IT Systems and a true, accurate and complete list of all Contracts, including warranties, leases and licenses that comprise or relate to the Company IT Systems.

(b) True, accurate and complete copies of all Contracts set out in Section 3.13 of the Company Disclosure Schedules, or where those Contracts are oral, true, accurate and complete summaries of their terms, have been provided to the Purchaser.

(c) The Company owns or has valid rights to access and use all Company IT Systems and the Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with the current operation of the Business of the Company. Except as set forth in Section 3.13(c) of the Company Disclosure Schedules, the Company has taken commercially reasonable measures to maintain the performance, security and integrity of the Company IT Systems commensurate with best practices in the same industry as the Company, and the Company IT Systems have not suffered any material malfunction, failure or security breach, in each case, that (i) has resulted in a material disruption of any Company IT Systems or (ii) has or could reasonably be expected to enable or assist any Person to access without authorization any Company IT Systems.

(d) Following the Closing, Purchaser shall have the same rights and privileges in the Company IP, Company IT Systems and Personal Information as the Company had in the Company IP, Company IT Systems and Personal Information immediately prior to the date hereof.

(e) The Company IT Systems adequately meet the data processing needs of the Business and the Company’s operations and affairs, in each case as presently conducted and as currently contemplated to be conducted. The Company has taken appropriate action by instruction, Contract or otherwise with the Employees or other Persons permitted access to system application programs and data files used in the Company IT Systems to protect against unauthorized access, use, copying, modification, theft and destruction of those programs and files. The data processing and data storage facilities of the Company are adequate and properly protected. The Company has arranged for back-up data processing services adequate to meet its data processing needs in the event the Company IT Systems or any of their components is rendered temporarily or permanently inoperative as a result of a natural or other disaster.

(f) All licensed software which comprises part of the Company IT Systems is in machine-readable form, contains current revisions of that software as delivered to the Company by the licensors thereof and includes all object codes, computer programs, magnetic media and documentation which is used or required by the Company for use in its Company IT Systems sufficient to permit a Person of reasonable skill and experience to operate, maintain and modify that software.

3.14 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Company free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Company.

3.15 Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counter-claims other than normal cash discounts accrued in the Ordinary Course; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in notes to Financial Statements.

3.16 Customers and Suppliers

(a) Section 3.16(a) of the Company Disclosure Schedules sets forth: (i) each customer who accounted for more than 5% of the Company’s gross revenues for goods or services for the 2018 financial year (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.16(b) of the Company Disclosure Schedules sets forth: (i) each supplier from whom the Company has purchased more than 5% of the total goods or services purchased by the Company for the 2018 financial year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

3.17 Product Warranties

(a) Section 3.17 of the Company Disclosure Schedules is a true, accurate and complete list of the standard terms and conditions of sale or lease for each of the products or services of the Company, complete and correct copies of which (containing applicable guarantee, warranty and indemnity provisions) have been furnished to Purchaser. Except as set out in Section 3.17 of the Company Disclosure Schedules, no product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, the Company is subject to any guarantee, warranty, or other indemnity, express or implied, beyond the listed standard terms and conditions.

(b) Except as set out in Section 3.17 of the Company Disclosure Schedules, to the Company’s Knowledge the Company has no liability or obligation of any nature (whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due), whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any product, component or other item manufactured, sold, designed or produced prior to the Closing by, or service rendered prior to the Closing by or on behalf of, the Company that is not fully and adequately covered by policies of insurance or by indemnity, contribution, cost sharing or similar agreements or arrangements by or with other Persons, or is not otherwise fully and adequately reserved against as reflected in the Financial Statements.

(c) Except as set out in Section 3.17 of the Company Disclosure Schedules, the Company has not entered into, or offered to enter into, any Contract pursuant to which the Company is or will be obliged to make any rebates, discounts, promotional allowances or similar payments or arrangements to any Person. All those obligations are reflected in the Financial Statements or have been incurred after the Interim Balance Sheet Date in the Ordinary Course and will be reflected in the Estimated Closing Statement.

3.18 Insurance. Section 3.18 of the Company Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workplace safety and insurance, workers compensation, vehicle, director’s and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company or its Affiliates and relating to the Assets, Business, operations, Employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of each of the Insurance Policies have been made available to Purchaser. The Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Affiliates has received any notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of any Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable before Closing, shall be paid before Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies: (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. There are no claims related to the Business of the Company pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business of the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

3.19 No Expropriation. To the Company’s Knowledge, no notice or proceeding in respect of the expropriation of any of the Assets has been given or commenced and there is not any intent or proposal to give any such notice or commence any such proceeding.

3.20 Legal Proceedings; Governmental Orders

(a) Section 3.20 of the Company Disclosure Schedules sets forth a true and complete list of all Actions pending or, to the Company’s Knowledge, threatened: (a) against or by the Company affecting any of its Assets (or by or against Vendor or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Vendor or any Affiliate of Vendor that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its Assets.

3.21 Compliance With Laws; Permits

(a) The Company has complied, and is now complying, with all Laws applicable to it or its Business or Assets.

(b) All Permits required for the Company to conduct its Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.21(b) of the Company Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.21(b) of the Company Disclosure Schedules.

3.22 Environmental Matters

(a) The Company is: (i) in compliance with all applicable Environmental Laws; and (ii) possesses and is in compliance with all Environmental Permits necessary to operate the Business.

(b) All such Environmental Permits are listed in Section 3.22(b) of the Company Disclosure Schedules. The Environmental Permits are in full force and effect. There are no Actions in progress, or, to the Company’s Knowledge, pending or threatened, that may result in the cancellation, revocation or suspension of any Environmental Permit.

(c) Neither the Company nor the Business or the Assets are the subject of any Remedial Order.

(d) The Company has not received any Environmental Notice alleging that the Company is in violation of or has any Liability under any Environmental Law that is unresolved.

(e) The Company has not entered into or agreed to any consent, settlement or other agreement, nor is the Company subject to any Governmental Order in any judicial, administrative, arbitral or other forum relating to compliance with or Liabilities under any Environmental Law.

(f) The Company has not released any Hazardous Substances at, on or under any part of the leased Real Property, and to the Company’s Knowledge there are no Hazardous Substances present within the area bounded by the ceiling, walls and floor of any building on any leased Real Property (and excluding anything outside these boundaries), in each case except as would not reasonably be expected to result in a Liability under any applicable Environmental Law.

(g) The Company has made available to Purchaser all Environmental audits, assessments, reports and similar reviews and all correspondence regarding Environmental matters, to the extent that such records are in the possession or under the control of the Company.

(h) The Company is neither aware of nor reasonably anticipates, as of the date hereof, any condition, event or circumstance concerning the Release or regulation of Hazardous Substances that might, after the date hereof, prevent, impede or increase the costs associated with the ownership, lease, operation, performance or use of the Business or Assets of the Company as currently carried out.

3.23 Benefit Plans

(a) The Company is not a party to or bound by, nor does the Company have any Liability or obligations with respect to, any Benefit Plans, other than the Equity Compensation Plan.

3.24 Employment Matters

(a) Section 3.24(a) of the Company Disclosure Schedules sets forth the list of Employees, which indicates: (i) the titles of all Employees together with the location of their employment; (ii) the date each Employee was hired; (iii) the age of each Employee; (iv) which Employees are subject to a written employment agreement with the Company; (v) each Employee’s termination entitlement upon a termination without cause (i.e., common law notice, employment standards statutory entitlements only, or otherwise by contract); (vi) the annual wage of each Employee at the date of such list, any bonuses paid to each Employee since the end of the Company’s last completed financial year and before the date of such list and all other bonuses, incentive schemes, benefits, commissions and other compensation to which each Employee is entitled including structure, targets and entitlements; (vii) the vacation days to which each Employee is entitled on the date of such list; (viii) the amount of vacation days accrued as of the date of this Agreement; (ix) eligibility in and participation in the Equity Compensation Plan (x) the Employees that are not actively working on the date of this Agreement due to leave of absence, illness, injury, accident or other disabling condition, the reason for such leave, and the expected return to work date (if any); and (xi) the Company employing such Employee. Other than Daryl Harms, all Employees are employed only in the Province of British Columbia. The Company does not have any dependent contractors.

(b) Except as set forth in Section 3.24(b) of the Company Disclosure Schedules, the Company is in compliance with its duties and obligations under all applicable labor and employment-related laws, including employment standards, workers’ compensation, occupational health and safety, classification, accessibility, immigration, pay equity, and human rights, and the Company is not subject to or liable for any arrears of wages, penalties, fines, orders to pay, assessments, charges, damages or taxes for failure to comply with any of the foregoing. There are no outstanding decisions, orders, charges, tickets, notices or settlements or to the Company’s Knowledge pending settlements under applicable labor and employment-related laws that place any obligation on the Company to do or refrain from doing any act. All costs, charges, experience rating assessments or other assessments or other liabilities, contingent or otherwise, under workers’ compensation legislation or other legislation relating to industrial accidents and/or occupational diseases claims applicable to the Company have been paid or accrued and there has not been any special or penalty charge or assessment under those legislation against the Company that has not been paid. To the Company’s Knowledge, no facts exist which could reasonably be expected to give rise to any claims with respect to applicable labor and employment-related laws. Section 3.24(b) of the Company Disclosure Schedules lists all persons who have had their employment end with the Company in the past 3 years, however it may have ended (including resignation), all releases and resignation letters and acceptances have been provided to the Purchaser with respect to such persons, and without limiting the generality of the foregoing paragraph, to the Company’s Knowledge no facts exist which could reasonably be expected to give rise to any claims with respect to such persons.

(c) Section 3.24(c) of the Company Disclosure Schedules lists: (i) all Contracts with any Employee; and (ii) all Contracts that provide for severance, termination or similar payments or entitlements, including on a change of control of the Company.

(d) Correct and complete copies of all the Contracts set out in Section 3.24(b) of the Company Disclosure Schedules have been made available to Purchaser and templates of the Contracts that describe all of the terms of the Contracts relating to the list of Employees set out in Section 3.24(a) of the Company Disclosure Schedules have been made available to Purchaser.

(e) Except as set forth on Section 3.24(a) of the Company Disclosure Schedules, all Employees are subject to a written employment contract with the Company, and no Employees are subject to an oral employment contract with the Company, and no Employees have any oral entitlements in addition to their entitlements under their written employment contracts with the Company by which such Employee is employed. All Employees are entitled to only the severance entitlements set out in their written employment contracts with the Company upon termination of employment and are not entitled to common law notice.

(f) The Company is not currently, nor has been, a party to any Collective Agreement. No trade union, association or organization that may qualify as a trade union, contingent or otherwise, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees or dependent contractors including by way of certification, interim certification, voluntary recognition, related employer or successor employer rights, or has applied or threatened to apply to be certified as the bargaining agent of any of the Employees or dependent contractor of the Company. There have never been any, and to the Company’s Knowledge there are no currently being made, organizational efforts, threatened by or on behalf of, any trade union, association or organization that may qualify as a trade union, contingent or otherwise, council of trade unions, employee bargaining agency or affiliated bargaining agent with respect to the Employees or dependent contractors of the Company.

(g) Section 3.24(g) of the Company Disclosure Schedules lists: (i) all Persons who are currently performing services for the Company as Independent Contractors under a Contract; (ii) the current rate of compensation and total fees paid during the 12-month period ending on Interim Balance Sheet Date of each such Person; and (iii) their termination entitlements including for material breach or for convenience. All of the Independent Contractors provide services to the Company under standard form agreements, a copy of each standard form agreement has been made available to Purchaser in addition to copies of all non-standard agreements, the Independent Contractors have executed such standard form in an enforceable manner and all terms of such standard form are enforceable. All Independent Contractors are located in and provide services only in the Province of British Columbia.

(h) No notice in writing has been received by the Company of any complaint filed by any of its Employees, former Employees or applicants against the Company or any current or former director or officer thereof or to the Company’s Knowledge is threatened or pending, claiming or alleging that the Company has violated any Laws applicable to the employee or applicant or human rights or of any complaints or Actions of any kind involving the Company or any of the Employees, former Employees or applicants before any Governmental Authority, including a labor relations board, tribunal or commission.

(i) There has been no increase in compensation from the base salary payable to the Employees between the Interim Balance Sheet Date and the date of this Agreement.

(j) Except as set out in Section 3.25(j) of the Company Disclosure Schedules, no Employee has stated to the Company in writing that he or she shall resign or retire or cease to provide work or services as a result of the Closing of the transactions contemplated by this Agreement.

(k) There is no notice of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment which the Company has received before the date of this Agreement during the past three (3) years from any workplace safety and insurance or workers compensation board or similar Governmental Authority in any jurisdiction where the Business is carried on that remain unpaid.

(l) All inspection reports received by the Company in the past three (3) years under applicable employment standards legislation, human rights legislation, workers’ compensation legislation, and occupational health and safety legislation have been made available to Purchaser. There are no outstanding Governmental Orders nor to the Company’s Knowledge any pending charges made under any applicable employment standards legislation, human rights legislation, workers’ compensation legislation, or occupational health and safety legislation relating to the Company or the Business and there have been no fatal or critical accidents within the last three (3) years that might reasonably be expected to lead to charges involving the Company. The Company has complied with all Governmental Orders issued under applicable employment standards legislation, human rights legislation, workers’ compensation legislation and occupational health and safety legislation in all respects.

(m) Except as set forth in Section 3.24(m) of the Company Disclosure Schedules, no Independent Contractor was paid more than $75,000 in any of the past three (3) financial years of the Company. Each Independent Contractor, including the Independent Contractors who are listed in Section 3.24(m) of the Company Disclosure Schedules, has been properly classified as an Independent Contractor and the Company has not received any notice from any Governmental Authority disputing such classification.

(n) All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and Benefit Plan payments have been reflected in the Books and Records.

3.25 Taxes

(a) The Company has duly and timely filed all Tax Returns required to be filed by it under applicable Law. Each such Tax Return was true, correct and complete in all respects and was prepared in substantial compliance with all applicable Law. All Taxes due and payable by the Company for periods (or portions thereof) ending on or before the date hereof (whether or not shown due on any Tax Returns and whether or not assessed or reassessed by the appropriate Governmental Authority) have been duly and timely paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) Except as set forth in Section 3.25(b) of the Company Disclosure Schedules, the Company has provided to the Purchaser true, complete and accurate copies of all Tax Returns filed by the Company in respect of the last four completed taxation years and all working papers and all communications to or from all Governmental Authorities relating to such Tax Returns and to Taxes of the Company for such taxation years. Except as set forth in Section 3.25(b) of the Company Disclosure Schedules, Canadian federal and provincial income, capital, goods and services and harmonized sales, provincial retail sales and payroll Tax assessments have been issued to the Company for all taxation years or periods up to and including its taxation year ended December 31, 2018.

(c) No Governmental Authority of a jurisdiction in which the Company does not file a Tax Return has made any claim that the Company is or may be subject to Tax or required to file Tax Returns in such jurisdiction. There is no basis for a claim that the Company is subject to Tax in a jurisdiction in which the Company does not file Tax Returns.

(d) There are no matters under audit or appeal with any Governmental Authority relating to Taxes of the Company. The Company has not received any notice that any Governmental Authority might be taking steps to proceed with an audit or to assess any additional Taxes. No Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company is not aware of any contingent liability of the Company for Taxes or any grounds that could prompt an assessment or reassessment for Taxes, and the Company has not received any indication from any Governmental Authority that any assessment or reassessment is proposed. The Company has not made any elections, designations or similar filings with respect to Taxes that have an effect for any period ending after the date hereof.

(e) No Governmental Authority has challenged or disputed a filing position taken by the Company in any Tax Return. The Company is not negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Authority.

(f) Adequate provision has been made in accordance with GAAP in the Books and Records for all Taxes payable in respect of the Business or the Assets. The unpaid Taxes did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability set forth on the face of the most recent Balance Sheet and do not exceed that reserve as adjusted for the passage of time through the date hereof in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the most recent Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, outside the Ordinary Course.

(g) The Company is not a non-resident of Canada within the meaning of the Tax Act.

(h) For all transactions between the Company and any Person not resident in Canada for purposes of the Tax Act with whom the Company was not dealing at arm’s length, the Company has made or obtained records or documents that meet the requirements of sections 247(4)(a) to (c) of the Tax Act. There are no transactions to which section 247(2) or (3) of the Tax Act may reasonably be expected to apply.

(i) The Company has duly and timely withheld or collected the proper amount of Taxes that are required by Law to be withheld or collected (including Taxes and other amounts required to be withheld by it in respect of any Person, including any employee, officer or director and any Person not resident in Canada for purposes of the Tax Act) and have duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required to be remitted by the Company. The Company has not received any requirement from any Governmental Authority pursuant to section 224 of the Tax Act which remains unsatisfied in any respect.

(j) Except for the acquisition of control that shall occur by virtue of the execution of this Agreement, for purposes of the Tax Act or any other applicable Tax Law, no Person or group of Persons has ever acquired control of the Company.

(k) None of section 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax Law of any province, territory or any other jurisdiction, has applied or shall apply to the Company at any time up to and including the date hereof in a manner that would give rise to incremental Tax liabilities or a reduction in Tax attributes. The Company has not made any payments and is not obligated to make any payments that may not be deductible by virtue of section 67 of the Tax Act.

(l) The Company has not acquired property or services from, or disposed of property to, a non-arm’s length Person (within the meaning of the Tax Act) for consideration, the value of which is less than the fair market value of the property or services, as the case may be. The Company has not acquired property from any Person in circumstances where the Company did or could have become liable for any Taxes payable by that Person.

(m) The only reserves under the Tax Act or any equivalent provincial or territorial Law anticipated by the Company to be claimed by the Company for the taxation year deemed under section 249(4) of the Tax Act to have ended as a result of the transactions consummated by this Agreement are set forth in Section 3.25(m) of the Company Disclosure Schedules.

(n) The Company’s GST registration number is 83270 9844 RT0001 and the Company’s British Columbia provincial sales tax registration number is PST-1008-2853. All input tax credits claimed by the Company in respect of HST/GST and QST have been proper, correctly calculated and documented. The Company has no obligation to be registered under any HST/GST, QST or other federal state, provincial or local sales Tax or similar Tax rules other than those expressly referred to in this section.

(o) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(p) No Tax rulings have been requested or issued by any Tax authority with respect to the Company. No notices of determination of loss from the CRA to the Company have been requested by or issued to the Company.

(q) The Company shall not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxation year or portion thereof ending after the date hereof as a result of use of an improper method of accounting, for a taxation year ending before the date hereof.

(r) Section 3.25(r) of the Company Disclosure Schedules accurately sets forth, for purposes of the Tax Act, the following:

(i) the adjusted cost base of the Company’s capital properties;

(ii) the amount, if any, of the Company’s capital dividend account; and

(iii) the amount, if any, of the Company’s refundable dividend tax on hand.

(s) At the time of the execution of this Agreement, the Company is a “Canadian-controlled private corporation” as defined in the Tax Act and has been a Canadian-controlled private corporation continuously since incorporation.

(t) Section 3.25(t) of the Company Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment.

(u) The Company keeps its Books and Records in compliance with section 230 of the Tax Act and all similar provisions of any other applicable Law in respect of Taxes and the Company has in its possession or under its control all Books and Records in respect of Taxes that are required to be maintained and preserved under all applicable Laws.

(v) The Company is not registered as an “eligible business corporation” under the SBVC Act.

(w) The Company complied with all requirements of the SBVC Act, and none of the Company, or its employees, officers, or directors committed an offence under the SBVC Act, during such time the Company was registered as an “eligible business corporation” under the SBVC Act.

3.26 Related Party Transactions. Except as set forth in Section 3.26 of the Company Disclosure Schedules:

(a) The Company has not made any payment or loan to, or borrowed any monies from or is otherwise indebted to, any officer, director, employee, trustee or shareholder or any Person with whom the Company is not dealing at arm’s length (within the meaning of the Tax Act) or any Affiliate or spouse of any of the foregoing (each, a “Related Person”).

(b) Neither any Vendor nor any Affiliate of the Company (each, a “Related Party”) is a party to any Contract with the Company, no Related Party is indebted to the Company and the Company is not indebted to any Related Party.

(c) No Related Person: (i) to the Company’s Knowledge possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a competitor or supplier, dealer, lessor or lessee of the Company; or (ii) has any interest in any assets used or held for use by the Company.

3.27 Books and Records. The Books and Records of the Company, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and resolutions in writing of, the shareholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or resolution in writing, of any such shareholders, board of directors or committee has been held for which minutes or resolutions in writing have not been prepared and are not contained in such minute books (in each case, or their equivalents as appropriate for the entity type of the Company). At the Closing, all of the Books and Records shall be in the possession of the Company.

3.28 Accounts and Attorneys. Section 3.28 of the Company Disclosure Schedules is a true, accurate and complete list of the accounts and safety deposit boxes of the Company and of Persons holding general or special powers of attorney from the Company.

3.29 Projections. Except as set forth in Section 3.29 of the Company Disclosure Schedules, all projections, including forecasts, budgets, pro formas and business plans provided to Purchaser were prepared in good faith based on assumptions which were believed to be reasonable and are believed to be reasonable estimates of the prospects of the Business.

3.30 Brokers. Except for the Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Vendors or the Company.

3.31 Anti-Money Laundering and Anti-Corruption Practices

(a) Neither the Company nor to the Company’s Knowledge any of its directors, officers or Employees or agents, consultants or representatives:

(i) has violated, and the Company’s execution and delivery of and performance of its obligations under this Agreement shall not violate, any Laws related to money laundering or government guidance regarding anti-money laundering and international anti-money laundering principles or procedures of an intergovernmental group or organization and any executive order, directive or regulation under the authority of any of the foregoing, or any orders or licenses issued thereunder to which the Company is subject;

(ii) has, in the course of its actions for, or on behalf of, the Company (A) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) paid or received any bribe or otherwise unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, (C) violated or taken any act that would violate any provision of the Corruption of Foreign Public Officials Act (Canada) (“CFPOA”), the Foreign Corrupt Practices Act of 1977 (United States) (“FCPA”) or other similar Laws of other jurisdictions, (D) violated or taken any act that would violate any provision of the Bribery Act (U.K.) or other similar Laws of other jurisdictions, (E) violated or taken any act that would violate the Special Economic Measures Act (Canada) (“SEMA”) or other similar Laws of other jurisdictions, or (F) violated or taken any act that would violate the Freezing Assets of Corrupt Foreign Public Officials Act (Canada) (“FACFOA”) or other similar Laws of other jurisdictions, in each case to which the Company is subject;

(iii)  has, directly or indirectly, taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Canadian, United States or other foreign Laws;

(iv) is a “specially designated national” or “blocked person” under United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), a Person identified under SEMA, FACFOA or any United Nations resolution or regulation or otherwise a target of economic sanctions under other similar applicable Canadian, United States or foreign Laws; or

(v) has engaged in any business with any Person with whom, or in any country in which it is prohibited for a Person to engage under SEMA, FACFOA, any United Nations resolution or regulation or any other Law or it is prohibited for a United States Person to engage under Law or under applicable United States sanctions administered by OFAC.

(b) The Company has adopted, implemented and maintained policies and procedures designed to ensure, and which are reasonably expect to ensure, continued compliance with Laws related to money laundering, CFPOA, SEMA, FACFOA and FCPA and the Bribery Act (U.K.) to the extent applicable.

3.32 Government Contracts

(a) Section 3.32(a) of the Company Disclosure Schedules sets forth a true, complete and correct list of the following:

(i) each Government Contract;

(ii) each Government Bid which has not expired and for which an award has not been issued;

(iii) each Teaming Agreement; and

(iv) each subcontract issued by the Company under any Government Contract for which payments by the Company thereunder are reasonably expected to exceed $25,000 during the 365-day period immediately after the date hereof.

(b) Except as set forth on Section 3.32(b) of the Company Disclosure Schedules, the Company is and has been materially in compliance with the terms of each Contract set forth or required to be set forth on Section 3.32(a) of the Company Disclosure Schedules. With respect to each Contract or Government Bid required to be set forth on Section 3.32(a) of the Company Disclosure Schedules, Section 3.32(a) of the Company Disclosure Schedules lists the start and end date of the period of performance (including unexercised option periods). The Company has made available to Purchaser true, complete and correct copies of each Government Contract, Government Bid and Teaming Agreement listed or required to be listed on Section 3.32(a) of the Company Disclosure Schedules prior to the date hereof. Each current Government Contract and Teaming Agreement (i) was legally awarded, (ii) is binding on, and (iii) is enforceable against the Company and each other party thereto, and is in full force and effect in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. The Company has not received notice that any Government Contract is the subject of bid, award, size or status protest proceedings. The Company has not received any notice regarding any actual or possible material violation or breach of, default under, or intention to cancel, terminate or materially modify, any Government Contract.

(c) Except as set forth on Section 3.32(c) of the Company Disclosure Schedules, with respect to any Government Contract, there has been no (i) civil fraud or criminal investigation by any Governmental Authority; (ii) assessment by a Governmental Authority of liquidated damages; (iii) dispute between the Company and a Governmental Authority since January 1, 2015; or (iv) claim or request for equitable adjustment by the Company against a Governmental Authority or higher tier contractor.

(d) Except as set forth on Section 3.32(d) of the Company Disclosure Schedules, since January 1, 2015, (i) the Company has complied with all statutory and regulatory requirements where and as applicable to each of the Government Contracts and Government Bids, and (ii) the submissions, representations, certifications, and warranties made, acknowledged or set forth by the Company with respect to the Government Contracts and Government Bids were true, complete and correct as of their effective date, the Company has complied with all such certifications, and all such representations and certifications have continued to be current and accurate and complete to the extent required by the terms of a Government Contract or applicable Law.

(e) Except as set forth on Section 3.32(e) of the Company Disclosure Schedules, since January 1, 2015, (i) the Company has not received any assertion of condition of default, breach of contract, violation of Law, intent to reduce scope, revenue or duration of a contractual relationship with the Company, assessment of liquidated damages, termination for default or convenience, or a cure notice or show cause notice from any Governmental Authority, subcontractor, teaming partner, prime contractor or higher-tier subcontractor with respect to performance by the Company or its subcontractors and (ii) the Company has complied with the terms and conditions of the Government Contracts and Teaming Agreements.

(f) The Company has no outstanding Government Bids that, if accepted or a contract relating thereto is awarded to the Company, is expected to result in a Loss to the Company at the conclusion of the awarded contract. The Company is not a party to any Government Contract that is expected to result in a Loss to the Company at the conclusion of the Government Contract.

(g) Neither the Company nor any of its officers, directors, or Employees has been debarred or suspended from participation in the award of Government Contracts.

(h) Neither the Company nor to the Company’s Knowledge any of its officers, directors, Employees, Affiliates, or agents has, with respect to the Company or any Government Contract (i) offered, received or used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, received or offered any unlawful offer of payment of anything of value to foreign government officials or employees of a foreign political party or candidates for foreign political office, (iii) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect; or (iv) received notice from, been required to make or made a voluntary disclosure to a Governmental Authority regarding alleged or possible violations of any Law.

(i) There exists no Government Contract, Teaming Agreement or Government Bid listed or required to be listed on Section 3.32(a) of the Company Disclosure Schedules in connection with which the Company identified itself or was required to identify itself as a small business (including a small disadvantaged business, a woman-owned small business, a service disabled veteran owned small business or a Small Business Administration section 8(a) program participant), minority owned business enterprise or similar classification. The Company has never submitted a Government Bid or been awarded a Government Contract which it was ineligible to be awarded at the time such Government Bid was submitted in connection with a procurement reserved or set-aside for companies having any of the above business categories.

(j) Except as set forth on Section 3.32(j) of the Company Disclosure Schedules, the Company has maintained systems of internal controls, including quality control systems, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems, that are in compliance with all requirements of the Government Contracts and of applicable Laws.

(k) No customer has issued the Company a negative past performance review within the past three (3) years.

(l) All amounts charged prior to the Closing to the Government Contracts were charged in amounts consistent in all respects with the requirements of such Government Contracts and applicable Law. The Company and its Employees have complied in all respects with all timekeeping/time recordation requirements of the applicable Government Contracts.

(m) Neither the Company nor any of its Employees, officers, or directors has been, within the past three (3) years, convicted of or had a civil judgment rendered against it for: (i) commission of fraud or a criminal offense in connection with the obtaining, attempting to obtain, or performing a Government Contract; (ii) violation of Federal or State antitrust statutes relating to submission of offers; or (iii) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, violating criminal tax laws, or receiving stolen property, or been notified by any cognizant Governmental Authority of any delinquent Taxes for which the liability remains unsatisfied. The Company is not presently indicted for, or otherwise criminally or civilly charged by a Governmental Authority, with the commission of any of the foregoing offenses.

(n) Except as set forth on Section 3.32(n) of the Company Disclosure Schedules, there are no financing arrangements, profit sharing agreements or assignments of proceeds with respect to any Government Contract.

(o) The Company has not developed any Intellectual Property using funds from a Governmental Authority, which includes funds provided indirectly from a Governmental Authority to the Company operating in the role of a subcontractor via a prime contractor. The Company has taken all possible steps to protect its rights in and to any Intellectual Property owned by or licensed to the Company and has included the proper and required restrictive legends on all copies of any Intellectual Property delivered in connection with a Government Contract and the Company is not obligated to provide a license to any Governmental Authority to use or disclose any Company IP used in connection with such Government Contract.

(p) The Company is not using any Intellectual Property developed under any Government Contract for purposes outside of the scope of that Government Contract without having obtained the necessary and appropriate prior permission of the cognizant Governmental Authority or prime contractor, subcontractor, vendor, or other authorized Person and to the Company’s Knowledge is not using any Intellectual Property developed under any Government Contract in violation of any third party right.

(q) Except as set forth in Section 3.32(q) of the Company Disclosure Schedules, no Government Contract or Teaming Agreement contains any covenants which limits, prohibits or restricts the freedom of the Company to engage in any line of business or compete with any Person or to operate at any location in the world (including exclusive arrangements) or that provides for “most favored nations” terms (excluding covenants which require compliance with applicable Laws regarding embargoed countries).

(r) Section 3.32(r) of the Company Disclosure Schedules sets forth for each Government Contract having backlog as of the Interim Balance Sheet Date, the dollar amounts of such backlogs thereunder as of such date (calculated by the Company consistent with past practice) and the name of the customer. For purposes of this clause, “backlog” means the contract value by year (including option years) and an indication of what amount of such contract value is funded. All of the Contracts constituting the backlog of the Company (A) were entered into in the Ordinary Course of Business and (B) such Contracts are capable of performance in accordance with the terms and conditions of each such Contract by the Company without a total Contract loss (without consideration of general and administrative expenses).

(s) The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby do not and shall not render the Company ineligible for award under or otherwise have any negative effect on any Government Bid.

3.33 Export Control and Economic Sanctions

(a) The Company is and, since January 1, 2015, has been in compliance with the terms of all applicable Export Approvals and International Trade Laws and Regulations; and furthermore, since January 1, 2015, the Company has not received any communication from a Governmental Authority alleging that it is not in compliance with any Export Approval and International Trade Laws and Regulation.

(b) The Company has obtained all export and import licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or other authorizations from, and made any filings with, any Governmental Authority required for (i) the export, import and re-export of its respective Products, services, Software and technologies and (ii) releases of technologies and Software to foreign nationals located in Canada and abroad (the “Export Approvals”). The Company is in compliance with the terms of all Export Approvals, and there are no pending or threatened claims against the Company with respect to the Export Approvals.

3.34 Privacy

(a) The Company has been and is in compliance with (i) all Privacy Laws, and all regulations, industry and/or professional standards, industry and/or professional codes and industry and/or professional practices relating to the collection, use, disclosure and retention of Personal Information applicable to the Company (including industry and or professional codes, standards and practices to which the Company subscribes voluntarily or is bound), and (ii) all of the principles and standards in Privacy Laws.

(b) The Company has, to the extent required by all Privacy Laws, obtained valid consents from individuals to whom it sends direct marketing communications.

(c) The Company has, to the extent required by all Privacy Laws:

(i) undertaken appropriate due diligence on any third parties appointed to process Personal Information (“Processors”) before and after their appointment, including (without limitation) requirements for employee background checks and ongoing training;

(ii) implemented technical and organizational measures to minimize and secure any Personal Information shared or accessed by each Processor; and

(iii) an agreement in place with each Processor which incorporate any contractual terms mandated by all Privacy Laws.

(d) The Company has not disclosed or transferred any Personal Information outside the European Economic Area without a valid legal basis for such transfer under Chapter V of the GDPR.

(e) The Company has not, nor to the Company’s Knowledge any of the Processors have, suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to any Personal Information and the Company and the Processors have passed all regulatory audits, where relevant, to which they have been subject.

(f) No Data Subject requests have been received by the Company and remain outstanding as of the date hereof from Data Subjects whose Personal Information the Company processes, including any requests for access to their Personal Information, the cessation of specified processing activities, or the rectification or erasure of their Personal Information, in each case in accordance with the requirements of all Privacy Laws. The Company has not received any written claims or complaints under the Privacy Laws from Data Subjects whose Personal Information is processed by the Company, and so far as the Company is aware, no fact or circumstance exists which might give rise to any such Action.

(g) The Company has implemented backup and disaster recovery technology consistent with industry standards and practices and has policies and procedures in place designed to ensure the integrity and security of its IT systems and Personal Information and fully comply with such policies and procedures. Except as set forth in Section 3.34(g) of the Company Disclosure Schedules, the Company has, to the extent required by all Privacy Laws:

(i) introduced and applied data protection policies and procedures concerning the collection, use, storage, retention, deletion and security of Personal Information, and implemented regular staff training, use testing, audits or other documented mechanisms to monitor compliance with such policies and procedures;

(ii) maintained records of processing activities;

(iii) appointed an individual responsible for data protection;

(iv) maintained records of all data protection impact assessments;

(v) issued privacy notices to Data Subjects which comply with all applicable requirements of the Privacy Laws;

(vi) introduced and maintained consent mechanisms where cookies and other online tracking devices are used;

(vii) complied with all applicable notification or registration obligations and paid the appropriate level of fees or charges in respect of their processing activities;

(viii) implemented appropriate technical and organizational measures to protect against the unauthorized or unlawful processing of, or accidental loss or damage to, any Personal Information processed, and ensure a level of security appropriate to the risk represented by the processing and the nature of the Personal Information to be protected; and

(ix) put in place an adequate data breach response plan that enables it to comply with the related requirements of all Privacy Laws.

(h) The Company has duly complied with all applicable notification or registration obligations and paid the appropriate level of fees or charges in respect of their processing activities, in each case as required by the Privacy Laws.

(i) There are no and have never been any actual or to the Company’s Knowledge threatened complaints, proceedings, investigations, audits or other Actions against the Company brought by the Office of the Privacy Commissioner of Canada, the Information and Privacy Commissioner of British Columbia or any other Governmental Authority, or by any Person in respect of the collection, use or disclosure of Personal Information by the Company, nor to the Company’s Knowledge are there any grounds, facts or circumstances that may give rise to any such complaints or proceedings.

(j) Except as set forth in Section 3.34(j) of the Company Disclosure Schedules, all Personal Information is stored in British Columbia, Canada.

(k) The Company has obtained all required consents to its collection, use, retention and disclosure of the Personal Information in accordance with all Privacy Laws.

(l) Section 3.34 of the Company Disclosure Schedules contains true and complete copies of all privacy policies and privacy procedures of the Company currently in effect.

(m) The completion of the transaction will not result in a breach or violation of any Privacy Laws by the Company.

3.35 CASL

(a) The Company is, and has at all times from and after July 1, 2014 been, in compliance, with CASL and any and all other applicable anti-spam legislation in respect of commercial electronic messages transmitted, sent or initiated by, or on behalf of, the Company.

(b) From and after July 1, 2014, the Company has not received any complaints from any Person that such Person has received a CEM from sent by or on behalf of the Company that (A) the Company was not permitted to send to such Person or that the content of the CEM did not comply with CASL; or (B) that the unsubscribe mechanism contained in a CEM sent by the Company was not functional or that the Company failed to give effect to any unsubscribe request within ten (10) Business Days of receipt.

(c) The Company has not received any inquiries, notices of investigation or enforcement actions with respect to its compliance with CASL from the CRTC, or been assessed any administrative monetary penalties by the CRTC or entered into any undertakings with the CRTC as a result of non-compliance with CASL, and to the Company’s Knowledge, no complaints have been filed with the CRTC with respect to the Company’s compliance with CASL.

3.36 Investment Canada Act. The Company is not engaged in a cultural business within the meaning of the ICA.

3.37 Value of Assets. The value of all Assets, determined in accordance with the ICA, is less than $800 million.

3.38 Indebtedness and Guarantees. The Company has no Indebtedness and the Company has not guaranteed any obligations of other parties relating to the Business.

3.39 Full Disclosure. No representation or warranty by the Company in this Agreement or the other Transaction Documents and no statement contained in the Company Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser under this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV
REPRESENTATIONS AND WARRANTIES OF VENDORS

Except as set forth in the correspondingly numbered section of the Vendor Disclosure Schedules, each Vendor represents and warrants that, solely with respect to such Vendor, the statements contained in this Article IV are true and correct as of the date hereof.

4.1 Status and Authorization of Vendor

(a) The jurisdiction of incorporation or formation of each Vendor which is an entity and the jurisdiction of residency for each Vendor which is an individual is set forth on Section 4.1 of the Vendor Disclosure Schedules. If an entity, Vendor is a corporation or other entity incorporated, organized or formed and validly existing under the Laws of its jurisdiction of incorporation or organization, as set forth on Section 4.1 of the Vendor Disclosure Schedules, and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution or, to Vendor’s Knowledge, the bankruptcy, insolvency, liquidation or winding up of Vendor. Vendor has submitted all notices or returns of corporate information (or their equivalent) and other filings required by Law to be submitted by it to any Governmental Authority. All corporate actions (or their equivalent) taken by the Vendor in connection with this Agreement and the other Transaction Documents have been duly authorized on or prior to the date hereof.

(b) Vendor has the full legal power and capacity and, if an entity, authority to enter into this Agreement and the other Transaction Documents to which Vendor is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Vendor of this Agreement and any other Transaction Documents to which Vendor is a party, the performance by Vendor of its obligations hereunder and thereunder and the consummation by Vendor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Vendor. This Agreement has been duly executed and delivered by Vendor, and (assuming due authorization, execution and delivery by the other Parties hereto), this Agreement constitutes a legal, valid and binding obligation of Vendor enforceable against Vendor in accordance with its terms. When each other Transaction Document to which Vendor is or shall be a party has been duly executed and delivered by Vendor (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document shall constitute a legal, valid and binding obligation of Vendor enforceable against it in accordance with its terms.

(c) Vendor is the beneficial and registered owner of the number and class of shares listed in Section 3.2(a) of the Company Disclosure Schedules set forth opposite Vendor’s name, free and clear of all Encumbrances other than transfer restrictions contained in the Company’s constating documents. Vendor has full legal right, power, capacity and authority to sell, assign, transfer and convey the Shares owned by Vendor to Purchaser in accordance with the terms and subject to the conditions of this Agreement.

4.2 No Conflicts; Consents. The execution, delivery and performance by Vendor of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and shall not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles, by-laws, unanimous shareholder agreements or other constating documents of Vendor (or their equivalent, as applicable); (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Vendor; or (c) except as set forth in Section 4.2 of the Vendor Disclosure Schedules, require the consent, notice or other action by any Person under any Contract or other document to which Vendor is a party or otherwise bound. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Vendor in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.3 Brokers. Except for the Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Vendor.

4.4 Legal Proceedings. There are no Actions pending or, to Vendor’s Knowledge, threatened against or by Vendor or any Affiliate of Vendor that concern the Company or challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

4.5 Residency. Vendor is not a “non-resident” of Canada within the meaning of the Tax Act.

4.6 Family Law Act. Except as set forth in Section 4.6 of the Vendor Disclosure Schedules, no spouse of Vendor (if Vendor is an individual) or of a shareholder or equivalent of Vendor (if Vendor is an entity), has in any manner whatever contributed work, money or money’s worth in respect of the acquisition, management, maintenance, operation or improvement of the Shares owned by Vendor nor has any such spouse assumed any responsibility within the meaning of the Family Law Act (British Columbia) or similar legislation of any other relevant jurisdiction or otherwise under applicable Law (collectively, the “FLA”) which would or could potentially give such spouse an interest in any or all of the Shares that has not been waived. No order has been given under the FLA which would or does affect the Shares or the title of Vendor thereto in any manner whatsoever nor is there any application threatened in writing or pending under the FLA or otherwise by any such spouse for an order which might affect the Shares or such Vendor’s title thereto.

4.7 No Other Agreement to Purchase. Other than Purchaser’s right pursuant to this Agreement, no Person has any Contract, option or warrant or any right or privilege (whether by law, pre-emptive or contractual granted by Vendor) capable of becoming such for the purchase or acquisition from Vendor of Shares owned by Vendor.

4.8 Acquisition of Parent Shares

(a) Acquisition for Own Account. Such Vendor confirms, that the Parent Shares to be acquired by such Vendor shall be acquired for investment for such Vendor’s own account and not as a nominee or agent. By executing this Agreement, such Vendor further represents that such Vendor does not presently have any contract, undertaking, agreement or direct or indirect arrangement with any person to sell, distribute, transfer or grant participations to such person or to any third person, with respect to any of the Parent Shares.

(b) Restricted Securities. Each Vendor understands that any Parent Shares issued to it pursuant to the transactions contemplated hereby shall be characterized as “restricted securities” under the Federal Securities Laws, inasmuch as they are being acquired from Parent in a transaction not involving a public offering, and that under such laws and applicable regulations such Parent Shares may not be resold without registration under the Securities Act, except in certain limited circumstances. Such Vendor represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Such Vendor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Parent Shares, and on requirements relating to Parent that are outside such Vendor’s control, and which Parent is under no obligation and may not be able to satisfy.

(c) Status of Investor. Such Vendor has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Parent Shares. With the assistance of such Vendor’s own professional advisors, to the extent that such Vendor has deemed appropriate, such Vendor has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Parent Shares and the consequences of this Agreement. Such Vendor has considered the suitability of the Parent Shares as an investment in light of its own circumstances and financial condition and such Vendor is able to bear the risks associated with an investment in the Vendor and its authority to invest in the Parent Shares.

(d) Access to Information. Such Vendor acknowledges that it has had the opportunity to review the Transaction Documents, the Information Statement and the SEC Reports and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Parent concerning the terms and conditions of the offering of the Parent Shares and the merits and risks of investing in the Parent Shares; (ii) access to information about the Parent and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Parent possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

4.9 Full Disclosure. No representation or warranty by the Key Vendors in this Agreement and no statement contained in the Vendor Disclosure Schedules to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

Each of Purchaser and Parent jointly and severally represent and warrant to Vendors that the statements contained in this Article V are true and correct as of the date hereof.

5.1 Corporate Status and Authorization of Purchaser. Purchaser is a corporation incorporated and validly existing under the Laws of British Columbia and has not been discontinued or dissolved under such Laws. Parent is a corporation incorporated and validly existing under the laws of the State of Nevada and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution. Each of Purchaser and Parent has the corporate power and capacity to enter into this Agreement and the other Transaction Documents to which Purchaser or Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser and Parent of this Agreement and any other Transaction Document to which Purchaser and Parent is a party, the performance by Purchaser or Parent of its obligations hereunder and thereunder and the consummation by Purchaser and Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser and Parent. This Agreement has been duly executed and delivered by Purchaser and Parent, and (assuming due authorization, execution and delivery by Vendor) this Agreement constitutes a legal, valid and binding obligation of Purchaser and Parent enforceable against Purchaser and Parent in accordance with its terms. When each other Transaction Document to which Purchaser or Parent is or shall be a party has been duly executed and delivered by Purchaser or Parent (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document shall constitute a legal, valid and binding obligation of Purchaser and Parent enforceable against it in accordance with its terms.

5.2 No Conflicts; Consents. The execution, delivery and performance by Purchaser and Parent of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and shall not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles, by-laws, unanimous shareholder agreements or other constating documents of Purchaser or Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Purchaser or Parent; or (c) require the consent, notice or other action by any Person under any Contract to which Purchaser or Parent is a party. Except for a post-Closing filing to be made under the ICA, the Parent Stockholder Approval and such other approvals as may be required by Nasdaq in connection with the issuance of the Parent Shares, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser or Parent in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

5.3 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Purchaser.

5.4 Legal Proceedings. There are no Actions pending or threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

5.5 Investment Canada Act. Purchaser is a “WTO investor” within the meaning of the ICA.

5.6 Valid Issuance of Parent Shares. The Parent Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, and applicable state and federal securities laws. Assuming the accuracy of the representations of the Vendors in Article IV of this Agreement and subject to the filings and consent described in Section 5.2 of this Agreement, the Parent Shares will be issued in compliance in all material respects with all applicable federal and state securities laws.

5.7 Books and Records; Disclosure. The respective accounting records and other financial data and information of Purchaser and Parent, the respective corporate records of Purchaser and Parent and all other respective books, documents, files, records, and data and information stored electronically or on computer related media, financial or otherwise, relating to Purchaser and Parent, that have been provided to Vendors or are published on EDGAR, are complete and correct and have been maintained in accordance with sound business practices and, where applicable, SEC requirements.

5.8 Intellectual Property. Parent is the sole and exclusive legal and beneficial, and with respect to the Parent IP Registrations, registered, owner of all right, title and interest in and to the Parent IP, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of Parent’s current operations. To the Parent’s Knowledge, the conduct of the Business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and shall not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Parent’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Parent IP.

5.9 Ability to Pay Aggregate Cash Consideration. Purchaser has sufficient financial resources and will at all relevant times have sufficient financial resources necessary to satisfy its obligations to pay, in full, the unpaid portion of the Aggregate Cash Consideration to Vendors as and when due in accordance with the terms of this Agreement.

5.10 Full Disclosure. No representation or warranty by the Purchaser or Parent in this Agreement or the other Transaction Documents and no statement contained in any certificate or other document furnished or to be furnished to Vendor under this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article VI
COVENANTS

6.1 Conduct of Purchaser and Parent. From the date hereof until payment in full by Purchaser to Vendors of the Aggregate Cash Consideration (less the amount of any indemnification payments made in accordance with Article VII), except as consented to in writing by Vendors’ Representative (which consent shall not be unreasonably withheld or delayed), Purchaser and Parent shall conduct their respective businesses, as presently conducted, in the ordinary course and use commercially reasonable efforts to maintain and preserve intact the current organization and businesses of Purchaser and Parent and to preserve the rights, franchises, goodwill and relationships of its employees, contractors, customers, lenders, suppliers, regulators and others having business relationships with Purchaser or Parent. Without limiting the foregoing, from the date hereof until payment in full by Purchaser to Vendors of the Aggregate Cash Consideration (less the amount of any indemnification payments made in accordance with Article VII):

(a) Purchaser and Parent shall comply in all material respects with all applicable Laws; and

(b) Purchaser and Parent shall not take or permit any action, event, occurrence or development that has or would reasonably be expected to have, individually or in aggregate, a materially adverse effect on (i) the respective businesses, results of operations, capital, prospects, condition (financial or otherwise) or assets of Purchaser or Parent; or (b) the ability of Purchaser or Parent to consummate the transactions contemplated hereby on a timely basis.

6.2 Resignations and Releases. The Company shall deliver to Purchaser written resignations and releases, effective as of the date hereof, of all of the officers and directors (or equivalent) of the Company as set forth in Section 6.2 of the Company Disclosure Schedules.

6.3 Confidentiality. From and after the Closing, Vendors and the Company shall, and shall cause their Affiliates and Representatives to, hold in confidence any and all documents and information, whether written or oral, furnished by or on behalf of the other Parties in connection with the transactions contemplated hereby pursuant to the terms of the Non-Disclosure Agreement dated January 22, 2019 between Parent and the Company (the “Confidentiality Agreement”), the terms of which are herein incorporated by reference, which shall continue in full force and effect in accordance with its terms.

6.4 Personal Information Privacy. Purchaser shall at all times comply with all applicable Privacy Laws governing the protection of Personal Information with respect to Personal Information disclosed or otherwise provided to Purchaser by Vendors or the Company under this Agreement. Purchaser shall only collect, use or disclose such Personal Information for the purposes of investigating the Company and the Business as contemplated in this Agreement and completing the transactions contemplated in this Agreement. Purchaser shall safeguard all Personal Information collected from Vendors or the Company in a manner consistent with the degree of sensitivity of the Personal Information and maintain at all times the security and integrity of the Personal Information. Purchaser shall not make copies of the Personal Information or any excerpts thereof or in any way recreate the substance or contents of the Personal Information if the purchase of the Shares is not completed for any reason and shall return all Personal Information to Vendors or destroy such Personal Information at Vendor’s request.

6.5 Non-Competition; Non-Solicitation

(a) For a period of two years commencing on the date hereof (the “Restricted Period”), and provided that the Purchaser is not in default of its obligations hereunder, Vendors shall not, and shall not permit any of their Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed before or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, a Vendor may own, directly or indirectly, solely as an investment, securities of any Person traded on any stock exchange if such Vendor is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) During the Restricted Period, Vendors shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any Employee or encourage any Employee to leave his or her employment or hire any Employee who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such Employees; provided that nothing in this Section 6.5(b) shall prevent Vendors or any of its Affiliates from hiring: (i) any Employee whose employment has been terminated by the Company or Purchaser; or (ii) after 90 days from the date of termination of employment, any Employee whose employment has been terminated by the Employee.

(c) During the Restricted Period, Vendors shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d) Vendors acknowledge that a breach or threatened breach of this Section 6.5 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that, in the event of a breach or a threatened breach by Vendors of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an interim or permanent injunction, specific performance and any other relief that may be available from a court of competent equitable jurisdiction (without any requirement to post a bond or other security).

(e) Vendors acknowledge that the restrictions contained in this Section 6.5 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser’s entering into this Agreement and consummating the transactions contemplated by this Agreement. The covenants contained in this Section 6.5 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f) Restrictive Covenant. The Parties hereto intend that the conditions set forth in section 56.4(7) of the Tax Act have been satisfied such that section 56.4(5) of the Tax Act applies to any “restrictive covenants” (as defined in section 56.4(1) of the Tax Act) granted by Vendor under this Agreement with respect to the Business carried on by the Company (collectively, the “Restrictive Covenants”). Accordingly, the Parties hereto acknowledge and agree that: (i) no proceeds shall be received or receivable by Vendor for granting the Restrictive Covenants for purposes of section 56.4(7)(d) of the Tax Act; and (ii) the Restrictive Covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Shares.

6.6 Governmental Filings, Approvals and Consents

(a) The Parties shall use their respective commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.5 of the Company Disclosure Schedules and Section 4.2 of the Vendor Disclosure Schedules.

(b) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained on or prior to the Closing, Vendors’ Representative shall, subsequent to the Closing, cooperate with Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Vendors’ Representative shall use its commercially reasonable efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof and, if Vendors’ Representative provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(c) Without limiting the generality of the Parties’ undertakings under Section 6.6(a) and Section 6.6(b), each of the Parties shall use all commercially reasonable efforts to respond to any inquiries by any Governmental Authority regarding ICA with respect to the transactions contemplated by this Agreement or any agreement or document contemplated hereby/any Transaction Document.

6.7 Books and Records

(a) To facilitate the resolution of any claims made against or incurred by the Company before the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing, Purchaser shall:

(i) retain the Books and Records (including personnel files) of the Company relating to periods before the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford Vendors’ Representative reasonable access (including the right to make, at Vendors’ Representative’s expense, photocopies), during normal business hours, to the Books and Records.

(b) To facilitate the resolution of any claims made by or against or incurred by the Company after the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing, each Vendor shall:

(i) retain the Books and Records (including personnel files) of such Vendor which relate to the Company and their operations for periods before the Closing; and

(ii) upon reasonable notice, afford the Representatives of Purchaser, Parent or the Company reasonable access (including the right to make, at such Parties’ expense, photocopies), during normal business hours, to the Books and Records.

(c) Neither Purchaser nor Vendors shall be obligated to provide the other Party with access to any Books and Records (including personnel files) under this Section 6.7 where such access would violate any Law.

6.8 Benefit Plans and Employees. Purchaser shall not be responsible for Pre-Closing Benefit Liability or any Equity Compensation Plan Liability, and Vendors shall indemnify Purchaser for any and all Pre-Closing Benefit Liability and Equity Compensation Plan Liability under Section 7.2.

6.9 Tax Matters

(a) On or before the statutory due date, Vendors’ Representative shall prepare in accordance with applicable Law and past practice of the Company, and Purchaser shall cause the Company to file on a timely basis, all Tax Returns of the Company required by Law to be filed for any Pre-Closing Tax Period of the Company that are not required to be filed on or before the date hereof. No later than 30 days prior to the deadline for filing any Tax Returns (including corresponding amended Tax Returns), Vendors’ Representative shall provide drafts of such Tax Returns to Purchaser and provide Purchaser with reasonable opportunity to review and comment on such drafts (provided that such review shall be completed no later than 15 days from the date of receipt of such Tax Returns). Vendors’ Representative shall make the changes to the Tax Returns as are requested by Purchaser provided that such changes are not contrary to applicable Laws and are reasonable in nature. Vendors’ Representative shall provide Purchaser with the final copy of such Tax Returns (and any corresponding amended Tax Returns) to be filed by the Purchaser. Purchaser shall provide, and shall cause the Company to provide, to Vendors’ Representative all Books and Records reasonably required by Vendors’ Representative to fulfil its obligations under this Section 6.9.

(b) The Parties shall inform each other of, and co-operate with each other in respect of, any audit inquiries with respect to any Tax Return involving the Company in respect of any Pre-Closing Tax Period.

(c) If Purchaser or the Company receives an assessment or reassessment (each, an “Assessment”) from any Governmental Authority in respect of any Tax Return in respect of any Pre-Closing Tax Period, Purchaser shall deliver or cause to be delivered to Vendors’ Representative a copy of the Assessment within 30 days of receiving the Assessment, provided that failure to do so shall not affect the indemnification provided hereunder except only to the extent that Vendors shall have been actually prejudiced as a result of such failure. The Parties shall co-operate in responding to or contesting any Assessment.

(d) Each Party shall bear its own fees in connection with the preparation and filing of Tax Returns pursuant to Section 6.9(a).

6.10 Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated hereby shall be issued, if at all, solely by Purchaser or Parent, at such time and in such manner as Purchaser or Parent determines, provided that it is understood and agreed that the Parties shall consult with each other in good faith regarding the content and form of any press release or other announcement or disclosure to be made by Purchaser or Parent relating to the transactions contemplated hereby.

6.11 Proxy Statement. To the extent required, as promptly as practicable after the date hereof, and in consultation with Vendors’ Representative, Parent shall prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) calling a special meeting of Parent’s stockholders (the “Stockholder Meeting”) in accordance with its certificate of incorporation and bylaws seeking the approval of the Parent’s stockholders for the transactions contemplated by this Agreement and the other Transaction Documents, and the Company and the Vendors’ Representation shall use their commercially reasonable efforts to obtain and furnish to Parent any financial and other information about the Company required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be included in the Proxy Statement all in accordance with and as required by Parent’s certificate of incorporation and bylaws, applicable Law and any applicable rules and regulations of the SEC and Nasdaq. In connection with the Proxy Statement, Parent will also file with the SEC all financial and other information about Parent, the Company and the transactions contemplated by this Agreement and the other Transaction Documents in accordance with applicable proxy solicitation rules set forth in Parent’s certificate of incorporation and bylaws, applicable law and any applicable rules and regulations of the SEC and Nasdaq (such Proxy Statement, together with any additional soliciting materials, supplements, amendments and/or exhibits thereto, the “Proxy Documents”). Except with respect to the financial and other information provided by or on behalf of the Company for inclusion in the Proxy Documents, Parent shall ensure that, when filed, the Proxy Statement and other Proxy Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Parent shall cause the Proxy Documents to be disseminated as promptly as practicable after receiving clearance from the SEC to Parent’s equity holders as and to the extent such dissemination is required by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”). Subject to any information provided for inclusion therein by the Company, Parent shall cause the Proxy Documents to comply in all material respects with the Federal Securities Laws. Parent shall provide copies of the proposed forms of the Proxy Documents (including, in each case, any amendments or supplements thereto) to the Company such that the Company and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon prior to such dissemination or filing, and Parent shall reasonably consider in good faith any comments of the Company and its Representatives. Parent shall respond promptly to any comments of the SEC or its staff with respect to the Proxy Documents and promptly correct any information provided by it for use in the Proxy Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. Parent shall amend or supplement the Proxy Documents and cause the Proxy Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Parent stockholders, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and Parent’s certificate of incorporation and bylaws. Parent shall provide the Company and its Representatives with copies of any written comments, and shall inform them of any material oral comments, that Parent or any of its Representatives receive from the SEC or its staff with respect to the Proxy Documents promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. As promptly as reasonably practicable after the Proxy Statement has “cleared” comments from the SEC, Parent shall cause the definitive Proxy Statement to be filed with the SEC and disseminated to Parent stockholders, and shall duly call, give notice of, convene and hold the Stockholder Meeting.

6.12 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. The Parties hereto agree to act honestly and in good faith in the performance of their respective obligations hereunder.

6.13 Legend. Unless registered pursuant to an effective registration statement the Parent Shares, shall bear the following restrictive legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

6.14 Independent Contractor Agreements. Following the Closing, the Vendors’ Representative shall use reasonable efforts to cause the Retained Independent Contractors to enter into the Independent Contractor Agreements.

6.15 Advisor Installment Fees. Purchaser agrees to notify the Vendors’ Representative upon delivery to the Advisor of each payment against the Advisor Installment Fees.

Article VII
INDEMNIFICATION

7.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties set out herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the date hereof; provided that the Fundamental Representations, except those in Section 3.25 (Taxes), shall survive the Closing and continue in full force and effect until 90 days following the expiration of the statute of limitations or prescription applicable to the matters covered thereby and provided that the Fundamental Representations in Section 3.25 (Taxes) shall survive the Closing and continue in full force and effect until 180 days following the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Tax legislation in respect of any taxation year to which those representations and warranties extend could be issued under that Tax legislation to the Vendor, provided the Vendor did not file any waiver or other document extending that period. All covenants and agreements of the Parties set out herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved or the expiry of the limitation period under applicable Law, whichever is sooner.

7.2 Indemnification by Vendors and Advisor. Subject to the other terms and conditions of this Article VII, Vendors and Advisor (collectively, the “Vendor Indemnifying Parties”) shall severally indemnify and defend each of Purchaser and Parent and each of their Affiliates (including the Company post-Closing) and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company or any of the Vendor Indemnifying Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or any of the Vendor Indemnifying Parties under this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the date hereof (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which shall be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or any of the Vendor Indemnifying Parties under this Agreement;

(c) any Pre-Closing Taxes; or

(d) any breach or non-compliance with any Privacy Law prior to the Closing.

7.3 Indemnification by Purchaser. Subject to the other terms and conditions of this Article VII, Purchaser shall indemnify and defend Vendors and their Affiliates and their respective Representatives (collectively, the “Vendor Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Vendor Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser under this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the date hereof (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which shall be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser under this Agreement.

7.4 Certain Limitations. The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

(a) Vendor Indemnifying Parties shall not be liable to the Purchaser Indemnitees for indemnification under Section 7.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a) exceeds $25,000 (the “Basket”), in which event, the Vendor Indemnifying Parties shall be required to pay or be liable for all such Losses from the first dollar.

(b) any indemnification obligations of the Vendor Indemnifying Parties under this Article VII shall be several, and not joint and several, in accordance with such Vendor Indemnifying Parties’ Pro Rata Portion.

(c) the aggregate amount of all Losses in respect of indemnification under Section 7.2(a) in which any of the Vendor Indemnifying Parties shall be liable to the Purchaser Indemnitees arising therefrom shall not exceed such Vendor Indemnifying Parties’ Pro Rata Portion.

(d) Purchaser shall not be liable to the Vendor Indemnitees for indemnification under Section 7.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.3(a) exceeds the Basket, in which event Purchaser shall be required to pay or be liable for all such Losses from the first dollar.

(e) Notwithstanding the foregoing, the maximum aggregate amount for which the Vendor Indemnifying Parties will be required to indemnify Purchaser in respect of any and all Losses for which the Vendor Indemnifying Parties shall be liable under Section 7.2(a) for inaccuracy in or breach of any representations and warranties that are not Fundamental Representations shall not exceed twenty five (25%) of the value of the Purchase Price; provided, however, that solely for the purpose of this Section 7.4(e), the value associated with the Parent Shares in determining the Purchase Price will be calculated based on the official closing price of the Parent Common Stock as reported by the Nasdaq Capital Market, or such other national exchange or quotation medium on which the Parent’s common stock is then trading, as of the date on which a claim is asserted under this Article VII.

(f) Notwithstanding the foregoing, the maximum aggregate amount for which the Vendor Indemnifying Parties will be required to indemnify Purchaser in respect of any and all Losses for which the Vendor Indemnifying Parties shall be liable under Section 7.2(a) for inaccuracy in or breach of any Fundamental Representations shall not exceed the value of the Purchase Price; provided, however, that solely for the purpose of this Section 7.4(f), the value associated with the Parent Shares in determining the Purchase Price will be calculated based on the official closing price of the Parent’s common stock as reported by the Nasdaq Capital Market, or such other national exchange or quotation medium on which the Parent Common Stock is then trading, as of the date on which a claim is asserted under this Article VII.

(g) For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(h) Notwithstanding anything to the contrary in this Agreement, the Vendor Indemnifying Parties acknowledge and agree that any amounts for which the Vendor Indemnifying Parties are liable to the Purchaser Indemnitees for indemnification under this Agreement that are in excess of the Aggregate Cash Consideration will be apportioned amongst themselves in accordance with each Vendor Indemnifying Parties’ Pro Rata Portion.

7.5 Indemnification Procedures. The Party making a claim under this Article VII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, include copies of all material written evidence thereof and indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that, if the Indemnifying Party is Vendor, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that: (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company; or (ii) seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counter-claims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that, if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Vendors and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.3) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume the defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense under Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.6 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable under this Article VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication in accordance with Section 2.2(d).

7.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any such inaccurate representation or warranty.

7.9 Exclusive Remedies. Subject to Section 6.5 and Section 8.12, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be under the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except under the indemnification provisions set forth in this Article VII. Nothing in this Section 7.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or willful misconduct.

Article VIII
MISCELLANEOUS

8.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees, disbursements and charges of counsel, financial advisors (including the Advisor) and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided that Vendors and Purchaser shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the ICA, provided that such filings or submissions are approved by Vendors’ Representative and Purchaser, acting reasonably.

8.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.2):

If to the Company:

Locality Systems Inc.

Suite 209 – 810 Quayside Drive

New Westminster, BC V3M 6B9, Canada

Phone: 604-626-1296

Email: kirk.moir@outlook.com

Attn: Kirk Moir

With a copy (which shall not constitute notice) to:

Harper Grey LLP

3200 – 650 W Georgia St.

Vancouver, BC V6B 4P7, Canada

Phone: 604-895-2811

Email: slukas@harpergrey.com

Attn: Steven Lukas

If to Vendors’ Representative:

Kirk Moir

517 – 2nd Street

New Westminster, BC V3L 2M2

Phone: 604-626-1296

Email: kirk.moir@outlook.com

Attn: Kirk Moir

With a copy (which shall not constitute notice) to:

Harper Grey LLP

3200 – 650 W Georgia St.

Vancouver, BC V6B 4P7, Canada

Phone: 604-895-2811

Email: slukas@harpergrey.com

Attn: Steven Lukas

If to Purchaser or Parent:

Inpixon

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

Phone: 408-702-2167

Email: Nadir.Ali@Inpixon.com

Attn: Nadir Ali, CEO

With a copy (which shall not constitute notice) to:

Mitchell Silberberg & Knupp LLP

437 Madison Ave., 25th Floor

New York, NY 10022

Phone: 917-546-7707

Email: mxf@msk.com

Attn: Melanie Figueroa, Esq.

8.3 Computation of Time. In this Agreement, unless specified otherwise or the context otherwise requires:

(a) a reference to a period of days is deemed to begin on the first day after the event that started the period and to end at 5:00 p.m. on the last day of the period, but if the last day of the period does not fall on a Business Day, the period ends at 5:00 p.m. on the next succeeding Business Day;

(b) all references to specific dates mean 11:59 p.m. on the dates;

(c) all references to specific times are references to Pacific Standard time; and

(d) with respect to the calculation of any period of time, references to “from” mean “from and excluding” and references to “to” or “until” mean “to and including”.

8.4 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

8.5 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.6 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

8.7 Entire Agreement. This Agreement, together with its Exhibits and Schedules, the Transaction Documents, Confidentiality Agreement and the Exclusivity Agreement dated March 22, 2019 between Parent and the Company, constitute the entire agreement between the Parties with respect to the subject matters hereof and thereof and cancels and supersedes any prior understandings, agreements, negotiations and discussions between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth as described in this Agreement.

8.8 Successors and Assigns. This Agreement shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided that, before the date hereof, Purchaser may, without the prior written consent of Vendor, assign all or any portion of its rights under this Agreement to any Affiliate of Parent. No assignment shall relieve the assigning Party of any of its obligations hereunder.

8.9 No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.11 Governing Law; Forum; Choice of Language

(a) This Agreement shall be governed by and construed in accordance with the Laws of the province of British Columbia and the federal Laws of Canada applicable therein.

(b) Any Action arising out of or based upon this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby may be brought in the courts of the province of British Columbia, and each Party irrevocably submits and agrees to attorn to the exclusive jurisdiction of that court in any such Action. The Parties irrevocably and unconditionally waive any objection to the venue of any Action or proceeding in that court and irrevocably waive and agree not to plead or claim in that court that such Action has been brought in an inconvenient forum.

(c) The Parties confirm that it is their express wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les Parties aux présentes confirment leur volonté expresse que cette convention, de même que tous les documents s’y rattachant, y compris tous avis, annexes et autorisations s’y rattachant, soient rédigés en langue anglaise seulement.

8.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

8.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

8.14 Omnibus Signature Page. This Agreement is intended to be read and construed in conjunction with the Guaranty Agreement and the General Security Agreement.  Accordingly, pursuant to the terms and conditions of this Agreement, the Guaranty Agreement and the General Security Agreement, it is hereby agreed that the execution by the Vendors of this Agreement, in the place set forth on the Omnibus Signature Page below, will be deemed to constitute each Vendor’s agreement to be bound by the terms and conditions hereof and the terms and conditions of the Guaranty Agreement and the General Security Agreement, with the same effect as if each of such separate but related agreements were separately signed.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by, as applicable, their respective officers thereunto duly authorized.

PURCHASER:

Inpixon Canada, Inc.

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title	Chief Executive Officer

PARENT:

Inpixon

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title	Chief Executive Officer

The Company:

Locality Systems Inc.

By:	/s/ Kirk Moir
Name:	Kirk Moir
Title	Chief Executive Officer

VENDORS’ Representative:

By:	/s/ Kirk Moir
Kirk Moir

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Vendors hereby execute the Share Purchase Agreement, the Guaranty Agreement and the General Security Agreement.

vendors:

By:	/s/ Kirk Moir
Kirk Moir

By:	/s/ Eddie Ho
Eddie Ho

By:	/s/ James Hallett
James Hallett

By:	/s/ Francis Albert Hallett
Francis Albert Hallett

By:	/s/ Daryl Harms
Daryl Harms

ADVISOR, solely for purposes of Section 2.5 and Article VII of this Agreement:

GARIBALDI CAPITAL ADVISORS LTD.

By:	/s/ Brent Holliday
Name:	Brent Holliday
Title:	Chief Executive Officer

[Omnibus Signature Page to Share Purchase Agreement]

EXHIBIT A

VENDORS

(Ommited)

EXHIBIT B

FORM OF KEY EMPLOYMENT AGREEMENTS

(Ommited)

EXHIBIT C

GUARANTY AGREEMENT

(Ommited)

EXHIBIT D

GENERAL SECURITY AGREEMENT

(Ommited)

EXHIBIT E

FORM OF RELEASE

(Ommited)

EXHIBIT F

INFORMATION STATEMENT

(Ommited)

EXHIBIT G

REGULATION S CERTIFICATE

(Ommited)

EXHIBIT H

Advisor Termination Agreement

(Ommited)